                                         EXHIBIT (10(g)













                         TIME CHARTER OF

                     S/S ENERGY INDEPENDENCE

                             BETWEEN

           INTERNATIONAL SHIPHOLDING CORP., OR NOMINEE

                          AS OWNER, AND

              NEW ENGLAND POWER COMPANY, OR NOMINEE

                           AS CHARTERER








            DATED AS OF

                      INDEX TO TIME CHARTER


                                                             Page



1.       PERIOD. . . . . . . . . . . . . . . . . . . . . . . .  1

2.       DELIVERY/REDELIVERY EVENTS. . . . . . . . . . . . . .  2

3.       CLASSIFICATION OF VESSEL. . . . . . . . . . . . . . .  2

4.       BUNKER COAL AND FUEL OIL. . . . . . . . . . . . . . .  3

5.       DESCRIPTION OF VESSEL . . . . . . . . . . . . . . . .  5

6.       CONDITION OF VESSEL . . . . . . . . . . . . . . . . .  8

7.       SUEZ/PANAMA CANALS. . . . . . . . . . . . . . . . . .  9

8.       CARGOES . . . . . . . . . . . . . . . . . . . . . . .  9

9.       TRADING LIMITS. . . . . . . . . . . . . . . . . . . . 10

10.      RATE OF HIRE. . . . . . . . . . . . . . . . . . . . . 10

11.      PAYMENT OF HIRE . . . . . . . . . . . . . . . . . . . 12

12.      LOSS OF VESSEL. . . . . . . . . . . . . . . . . . . . 12

13.      FINAL VOYAGE. . . . . . . . . . . . . . . . . . . . . 12

14.      LIENS . . . . . . . . . . . . . . . . . . . . . . . . 13

15.      SPACE AVAILABLE TO CHARTERER. . . . . . . . . . . . . 13

16.      ANNUAL DAYS OF USE BY CHARTERER . . . . . . . . . . . 13

17.      OWNER TO PROVIDE. . . . . . . . . . . . . . . . . . . 14

18.      CHARTERER TO PROVIDE. . . . . . . . . . . . . . . . . 14

19.      BUNKER COAL AND FUEL OIL AT DELIVERY AND REDELIVERY
         EVENTS. . . . . . . . . . . . . . . . . . . . . . . . 14

20.      DUTIES OF MASTER. . . . . . . . . . . . . . . . . . . 15

21.      INSTRUCTIONS AND LOGS/CHARTER ADMINISTRATION. . . . . 15

22.      CONDUCT OF VESSEL'S PERSONNEL . . . . . . . . . . . . 16

23.      BILLS OF LADING . . . . . . . . . . . . . . . . . . . 16

24.      SCHEDULED OVERHAUL. . . . . . . . . . . . . . . . . . 17

25.      NEGLIGENCE OF PILOTS, ETC.. . . . . . . . . . . . . . 17

26.      TUGBOATS. . . . . . . . . . . . . . . . . . . . . . . 18

27.      EQUIPMENT . . . . . . . . . . . . . . . . . . . . . . 18

28.      SALVAGE . . . . . . . . . . . . . . . . . . . . . . . 19

29.      POLLUTION FINANCIAL RESPONSIBILITY. . . . . . . . . . 19

30.      EXCEPTIONS. . . . . . . . . . . . . . . . . . . . . . 20

31.      WAR CLAUSE. . . . . . . . . . . . . . . . . . . . . . 20

32.      ADDITIONAL COST OF HOSTILITIES. . . . . . . . . . . . 21

33.      REQUISITION . . . . . . . . . . . . . . . . . . . . . 21

34.      DEMISE. . . . . . . . . . . . . . . . . . . . . . . . 21

35.      WAR RISKS . . . . . . . . . . . . . . . . . . . . . . 22

36.      BOTH-TO-BLAME . . . . . . . . . . . . . . . . . . . . 23

37.      NEW JASON CLAUSE. . . . . . . . . . . . . . . . . . . 23

38.      CLAUSE PARAMOUNT. . . . . . . . . . . . . . . . . . . 24

39.      LAWS. . . . . . . . . . . . . . . . . . . . . . . . . 24

40.      BENEFIT OF LIMITATIONS. . . . . . . . . . . . . . . . 24

41.      ARBITRATION . . . . . . . . . . . . . . . . . . . . . 25

42.      BROKER'S COMMISSIONS. . . . . . . . . . . . . . . . . 25

43.      INSPECTION AND SUPERCARGOES . . . . . . . . . . . . . 25

44.      SUBCHARTER. . . . . . . . . . . . . . . . . . . . . . 26

45.      RESTRICTIONS ON USE OF VESSEL . . . . . . . . . . . . 26

46.      OPERATIONAL AND COMMERCIAL OFF-HIRE . . . . . . . . . 26

47.      ATTACHMENT, ARREST, ETC.. . . . . . . . . . . . . . . 28

48.      ASSIGNMENTS . . . . . . . . . . . . . . . . . . . . . 29

49.      WAR RISK INSURANCE. . . . . . . . . . . . . . . . . . 29

50.      ICE SECTION . . . . . . . . . . . . . . . . . . . . . 29

51.      BILL OF LADING SECTIONS . . . . . . . . . . . . . . . 30

52.      TERMINATION . . . . . . . . . . . . . . . . . . . . . 30

53.      OPTION TO SHORTEN CHARTER PERIOD. . . . . . . . . . . 30

54.      INSURANCE . . . . . . . . . . . . . . . . . . . . . . 31

55.      INTERIM VOYAGES BY OWNER. . . . . . . . . . . . . . . 31

56.      STEVEDORE DAMAGE. . . . . . . . . . . . . . . . . . . 32

57.      LIGHTERING. . . . . . . . . . . . . . . . . . . . . . 32

58.      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . 33

59.      NOTICES . . . . . . . . . . . . . . . . . . . . . . . 33



Appendix 1 -- Vessel Description and Performance

Appendix 2A --     Speed Warranty Calculations

Appendix 2B -- Fuel Warranty Calculations

Appendix 3 -- Unloader Test Procedures and Warranty Calculations

Appendix 4 -- Charterer's Purchase of Owner's Rights in the
              Vessel

                           TIME CHARTER

    This agreement is entered into this _____ day of ________, 1994 between International Shipholding Corporation, on its own behalf and on behalf of its Guaranteed Nominee, to be named, as Owner (hereinafter called "Owner") of the S/S ENERGY INDEPENDENCE (hereinafter called "Vessel") and New England Power Company (hereinafter called "Charterer").

    WHEREAS, Charterer has agreed to purchase the Vessel from Intercoastal Bulk Carriers, Inc. ("IBC") pursuant to Charterer's options contained in a Time Charter dated 27 December 1989, and Owner and Charterer have entered into a simultaneous Memorandum of Agreement ("MOA") wherein Charterer agrees to sell to and Owner agrees to acquire the Vessel from Charterer; and

    WHEREAS, Owner and Charterer desire that the Vessel continue to be chartered by Charterer for coal deliveries to its two
Massachusetts power plants;

    NOW THEREFORE, Owner and Charterer hereby mutually agree that the Owner will let and the Charterer will hire the use and services of the Vessel for the carriage of coal and such other lawful merchandise as may be suitable for a Vessel of its description, for the period and on the terms and conditions set forth below. Hereinafter, this document, including any extensions, shall be referred to as the "Charter".

1.  PERIOD

    A. Owner agrees to let and Charterer agrees to hire the Vessel for a period of days specified herein in each of 15 successive years (a "Charter Year"), commencing from the time and date of delivery of the Vessel. Owner and Charterer acknowledge that pending fulfillment of the MOA and delivery of the Vessel hereunder, this Charter is an executory contract which shall become null and void if the MOA is not fulfilled or the Vessel is not delivered under this Charter.

    B. The number of days of hire for each Charter Year shall be as follows:

    For Charter Years One and Two:  300 total days each year;

    For Charter Years Three through and including Eight:  240
    total days each year;

    For Charter Years Nine through and including Fifteen:  210 total days each year.

    C. Charterer shall have the option to increase, but may not under any circumstances decrease without the concurrence of Owner, the number of total days in any Charter Year specified above, and shall exercise such option in accordance with the provisions set forth in Clause 16.

2.  DELIVERY/REDELIVERY EVENTS

    At the commencement of this Charter, the Vessel will be delivered to the Charterer upon Owner giving Notice to Charterer that the Vessel has completed her contemplated dry docking and is in all respects ready to perform her first voyage hereunder.

    Upon termination of the Charter including extensions, if any, the Vessel will be redelivered to the Owner at any port on the United States East Coast at Charterer's option, free of cargo. Charterer is to give the Owner 30 days prior notice of the place of redelivery.

    It is recognized by the parties that there will be re-occurring delivery and redelivery events during the period of this Charter. All such events other than delivery and redelivery at the commencement and termination, respectively, of this Charter, shall be guided by Clause 46 herein.

3.  CLASSIFICATION OF VESSEL

    A. The Owner warrants that the Vessel at the time of its delivery to the Charterer and during the period of this Charter, is properly documented under the laws of the United States so as to qualify the Vessel for the United States coastwise trade. It is the essence of this Charter that the Vessel, during the term of service under this Charter, will remain qualified to engage in United States coastwise trade. The Vessel will be qualified to engage in international trade as well. The Owner agrees to pay any annual fees and expenses in maintaining its obligations under this paragraph.

    If the Vessel, by reason of any action of the Owner or its agent, contractor or employee during the term of the Charter, were not to qualify for United States coastwise trade, the Charterer shall have the right, but not the obligation, to terminate this Charter upon written notice to the Owner (except with respect to obligations and liabilities hereunder, actual or contingent, which have arisen on or prior to such date of termination), without being required to purchase the Vessel.

    B. The Owner warrants that, as of the date hereof and during the entire term of the Charter, it and any financial institution having a direct or indirect interest in the Vessel will be citizen(s) of the United States as defined in Section 2, Shipping Act, 1916 as amended (46 U.S.C. App. 802). If the Owner, or such other parties having a direct or indirect interest in the Vessel, for any reason beyond their control during the term of the Charter, were not to qualify as a citizen of the United States as defined in this paragraph but the Vessel were still qualified for United States coastwise trade, Charterer shall have the right, but not the obligation, to terminate the Charter (except with respect to obligations and liabilities hereunder, actual or contingent, which have arisen on or prior to such date of termination) and to purchase the Vessel, all in accordance with Clause 52 and Appendix 4, except that the Charterer need not give 180-days' notice, and the sale is to be consummated as quickly as reasonably possible. If such disqualification as a U.S. citizen were due to any reason within the control of Owner or such other parties having a direct or indirect interest in the Vessel, then Charterer has the option to terminate the Charter without being required to purchase the Vessel. Owner will be allowed a period of up to 10 days to cure the disqualification before Charterer can exercise the aforementioned option.

    C. The Vessel shall be classed A1, BULK CARRIER, AMS, ACC, for ocean service, American Bureau of Shipping. On delivery the Vessel shall have in effect all certificates of inspection and other approvals and permits required for lawful operation. Owner shall maintain the Vessel in class through the period of the Charter.

4.  BUNKER COAL AND FUEL OIL

    A. Owner warrants that the Vessel is capable of burning, and will be able during the term of the Charter, to burn either coal or fuel oil, as described below, in the main boilers;

    (i)  Bunker Coal:

    Bunker Supply
 Contract Min/Max                       Reject
  Specifications                        Limits
  --------------                       -------

Ash (As Received (A/R) Basis)          7.0% Max         8.0% Max
Moisture (A/R Basis)                  7.0% Max         8.0% Max
Sulfur (A/R Basis)                    1.2% Max         1.5% Max
Volatile (Dry Basis)                  28.0% Min       26.0% Min
BTU/lb (A/R Basis)                   13,000 Min        12,850 Min
Ash Fusion Temperature (H=W)         2,600  Min        2,450  Min
Size     1-1/4" x 0                   1-1/2" x 0
Size (% less than 1/4")                10.0%             15.0%

    (ii)  Fuel Oil:

    Bunker Supply
 Contract Min/Max
  Specifications
   ---------------

Density at 15 Deg. gms/ml           0.991 - 0.995

Viscosity Kinematic at 50 o C        380 - 500
CCR Max       22
Flash Point PMCC (o F) Min              140 o
Water Content (Vol) Max                  1.0%
Ash Content (Vol) Max                    0.2%
Sulphur Content (Wt) Max                3.5%
Pour Point (o C) Max                    30 o
Vanadium Content (PPM) Max               600
Aluminum Content (PPM) Max               30
BTU/bbl  6.05 mmbtus

    B. By mutual agreement, the Owner may purchase and supply fuel oil to the Vessel. Subject to the qualifications described below, the Charterer agrees to reimburse the Owner for the cost of that fuel oil and the reasonable expenses incurred in transporting and delivering the fuel oil to the Vessel. Any fuel oil which is to be purchased by the Owner (and for which the Charterer has agreed to reimburse the Owner):

         (i) will be at prices no higher than the prevailing market prices at the ports in which it is furnished;

         (ii) will be of a quality that is no higher than that specified in paragraph (A) above; and

         (iii) will not in any event result in a delivered cost to Charterer which is more than the cost of bunker coal. The cost of bunker coal ("Coal Cost") shall be determined annually as the average cost based on records from the preceding twelve months of (a) actual costs of coal deliveries to the Vessel and (b) for each case where the Vessel is bunkered with fuel oil instead of coal, the best price quoted for contemporaneous and/or comparable deliveries of coal to the Vessel. Estimated consumption of coal will be based on Clause 4 A (i) above and Clause 5 A below. Allowance for fuel oil consumed at discharge, will be deducted from total fuel oil used for purposes of calculating comparative cost of fuel used vis-a-vis "Coal Cost".

    The above notwithstanding, if the Owner is able to purchase bunker fuel at a lower contract price than the prevailing market price at the port of bunkering, the price charged to Charterer shall be at the lower contract price.

    (B) Charterer will purchase and will supply coal that is to be burned as fuel ("bunker coal") for the Vessel at no cost to Owner. In addition, upon request of Owner, Charterer will arrange for the sampling and analysis of the bunker coal and the delivery of those analyses to Owner or its agent.

    (C) Prior to loading the bunker coal on board the Vessel, Owner has the right to review analyses of "cartop" or otherwise representative samples of the bunker coal to determine whether the bunker coal meets the reject specifications set forth in paragraph (A)(i) above. If the "cartop" or otherwise representative samples were not to meet those reject specifications, Owner may reject the bunker coal. In the event of such a rejection:

         (i) Charterer may elect to supply replacement bunker coal, or in the event Charterer fails to supply bunker coal in a timely manner and elects to have the Vessel wait for bunker coal, the Vessel will remain on-hire while bunker coal that meets the specifications is supplied by Charterer; or

         (ii) Charterer may decline to supply replacement coal in which event the Vessel may burn oil to the extent it lacks sufficient coal bunkers and not be penalized therefore. If, however Owner does not reject the bunker coal, Owner will be responsible for the bunker coal as if it purchased the bunker coal for its own account and supplied the bunker coal to the Vessel.

    (D) At the conclusion of each month, Owner will provide a statement to the Charterer which sets forth:

         (i) the amounts expended by Owner for fuel oil for the Vessel;

         (ii) third-party expenses reasonably incurred in supplying that fuel oil to the Vessel; and

         (iii) the adjustment, if any, to reduce the amount chargeable to Charterer to applicable Coal Cost.

    Copies of invoices supporting those amounts and expenses will be annexed to the statement. Charterer will pay the amount of each statement within 30 days of its receipt.

5.  DESCRIPTION OF VESSEL

    EXCEPT AS SPECIFICALLY PROVIDED IN THIS CHARTER, IT IS
AGREED THAT AS OF THE DATE HEREOF, OWNER MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO TITLE TO, AS TO THE DESIGN, CONDITION, MERCHANTABILITY OR SEAWORTHINESS OF, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP IN, OR AS TO THE CONSUMABLE STORES ABOARD, THE VESSEL, OR AS TO THE FITNESS OF THE VESSEL FOR ANY PARTICULAR PURPOSE OR AS TO THE ELIGIBILITY OF THE VESSEL FOR ANY TRADE OR ANY OTHER WARRANTY OR REPRESENTATION WHATSOEVER.

    A. Owner agrees that at the date of delivery under this Charter, the Vessel will be of the description and performance set out in Appendix 1, and will maintain the Vessel during the period of service under this Charter. Should the Vessel during the period of service under this Charter fail to comply in any respect with the said description and performance, Owner shall indemnify Charterer for such failure. Owner warrants that the Vessel is capable of maintaining an average speed between sea buoys of not less than 14.47 knots in Moderate Weather (defined as periods when wind speed is up to and including Beaufort Scale Number 5) calculated by averaging voyage legs in laden and unladen condition with a maximum average consumption for all purposes as follows:

    (1)  at sea:                         119 mmbtus per hour

    (2)  at load port:                    38 mmbtus per hour

    (3)  at disport                       42 mmbtus per hour

    B. On each anniversary date of initial delivery of the Vessel during the period of service under this Charter (and upon the termination of the Charter), the average speed and bunker consumption under this Charter for each Charter Year shall be calculated. Subject to the provisions of the speed warranty calculation in Appendix 2A, the speed calculations will be based on the distance made and time taken by the Vessel to complete all non-slow steaming sea passages in Moderate Weather from sea buoy to sea buoy but excluding time while the Vessel is off-hire. The fuel consumption will be based:

         (i) at sea, from the time the Vessel departs from its load port sea buoy until the time that it arrives at its discharge port sea buoy, and from the time that it departs from its discharge port sea buoy until it arrives at its load port sea buoy;

         (ii) at the load port, from the time the Vessel arrives at its loading berth (finished with engines) until the time that it departs from its loading berth (standby engines);
    and

         (iii) at the discharge port, from the time the Vessel arrives at its discharge berth (finished with engines) until the time that it departs from its discharge berth (standby engines).

    C. If any of the calculations made under paragraph (B) of this Clause show that, during any Charter Year:

         (a) the average speed of the Vessel on non-slow steaming sea passages in Moderate Weather has fallen short of the average speed in service set out in paragraph (A) of this Clause, and/or

         (b) the average daily bunker consumption in mmbtus on non-slow steaming sea passages in Moderate Weather has exceeded the maximum consumption per day set out in paragraph (A) of this Clause, and/or

         (c) the average daily in-port bunker consumption has exceeded the maximum consumption per day set out in paragraph (A) of this Clause, then Charterer shall be compensated by Owner by no later than the time for payment of the first payment of hire due after completion of the claim procedure set out below. The time lost due to Owner's failure to meet the speed warranty will be valued at the Vessel's daily hire rate as of the time the warranty was not met. The fuel consumed due to the Owner's failure to meet the fuel warranty will be valued at their Cost to the Charterer. "Cost to Charterer" shall mean the weighted average of the cost of fuel oil or bunker coal, as the case may be, plus the reasonable expenses incurred in supplying the fuel oil or bunker coal to the Vessel, during the course of the year in question. Although the calculation to determine whether the speed and certain fuel oil and bunker coal consumption warranties have been met is to be based on the sea passage portions of the non-slow steaming voyages in Moderate Weather, the calculation to determine the amount to be deducted under this paragraph (C) and paragraph (D) below shall be based on the sea passages from sea buoy to sea buoy of all voyages completed during the period in question. Any amounts payable by Owner to Charterer shall be calculated in accordance with Appendix 2.

    No later than 30 days after the end of each Charter Year, Owner will present to Charterer all information necessary to determine whether a breach of warranty has occurred for the prior Charter Year. Within 90 days of receiving such information from Owners, if the Charterer were to have a claim for breach of the speed or fuel warranties above, it will submit its claim, with supports, to the Owner. If the Owner were to dispute Charterer's claim, the Owner will present the reasons for its disagreement to the Charterer within 60 days of the receipt of Charterer's claim, failing which the Owner will be deemed to have accepted Charterer's claim and will be barred thereafter from contesting Charterer's claim.

    D. Payments due under this Clause for the period between the last complete Charter Year and the termination of this Charter or any extension thereof shall in the first instance be settled in accordance with Charterer's estimate made two months before the end of the Charter period as so specified. Any necessary adjustment after the end of the Charter shall be made by payment by Owner to Charterer or by Charterer to Owner as the case may require.

    E. Owner warrants that, during the period of the Vessel's service, the Vessel will be capable of discharging its entire cargo of coal at the average rate of no less than 3,100 short tons per hour.

         (1) Charterer has the right twice during the calendar year (the times of which are to be selected by Charterer in its sole discretion) to cause a full load discharge test to be made to determine whether the Vessel is meeting its discharge warranty. Charterer shall give Owner seven calendar days' notice of such test. The test shall take place at Charterer's Brayton Point or Salem Harbor generating stations, or at any other mutually agreeable location. Charterer may withdraw its request at any time up to 24 hours prior to the commencement of the test. Tonnage discharged during the test shall be based on the bill of lading, adjusted by coal retained on board. The test shall be conducted in accordance with Appendix 3.

         (2) If the results of such a test indicate that the Vessel cannot meet its discharge capability warranty, Owner agrees, at its sole risk and expense, to take such steps as are necessary to cause the Vessel to meet its discharge capability warranty by the time the Vessel next discharges a cargo. Compliance with this paragraph E(2) will be determined by a test the same as that described in paragraph E(1) (such test or tests to be in addition to the two tests allowed to Charterer pursuant to paragraph E(1) above).

         (3) Charterer's sole remedy for Owner's breach of its discharge rate warranty is damages if Owner fails to comply with its obligation set forth in subparagraph E(2) above. Damages will be based on time lost at the daily rate of hire, and shall be calculated in accordance with Appendix 3.

    F. Notwithstanding anything herein contained to the contrary, if the Vessel's characteristics and/or performance are modified or affected by reason of compliance with the laws, regulations or requirements of any governmental or state agency, as provided in Clause 29 herein, the Vessel's description and performance or capability warranties shall be adjusted accordingly 36 months after such modifications and/or additions have been made to the Vessel in compliance with such requirements.

6.  CONDITION OF VESSEL

    Owner shall throughout the period of service of this Charter, exercise due diligence (i) to make the Vessel tight, staunch, strong, seaworthy and in good order and condition, and in every way fit for the service for which it is intended, including but not limited to the carriage and self-unloading of coal, with its machinery, boilers, liners and equipment in good working order, and (ii) to cause the Vessel to have a full and efficient complement of Master, Officers and crew. Owner agrees throughout the period of the Charter to use due diligence to cause the Vessel and its machinery, boilers and appurtenances to be maintained in a condition to permit the Vessel to prosecute all voyages at speed specified in Clause 5 and to meet its other warranties under the Charter. Owner agrees to furnish to Charterer by January 1 and July 1 of each year a written report of any operational or equipment problems experienced by the Vessel, or any problems which Owner expects to experience with the equipment of the Vessel, during the coming semi-annual period. Owner shall supply to Charterer all American Bureau of Shipping and U.S. Coast Guard reports concerning the Vessel and afford Charterer access to all American Bureau of Shipping and U.S. Coast Guard files concerning the Vessel. This provision constitutes Owner's irrevocable permission and instruction to ABS and the U.S. Coast Guard to comply with Charterer's requests pursuant to this Clause.

7.  SUEZ/PANAMA CANALS

    Owner undertakes that throughout the period of service under this Charter it will at its expense comply with the regulations in force from time to time so as to enable the Vessel to pass through the Suez and Panama Canals by day and night without delay.

8.  CARGOES

    Owner and Charterer have the right to ship coal, and any other cargoes which are not injurious to the Vessel and its unloading equipment, and as may be suitable for a Vessel of its description including the unloading equipment. Carriage of any cargo is subject to meeting all Trim and Stability restrictions and requirements, and the approval of the National Cargo Bureau, American Bureau of Shipping and United States Coast Guard. In particular and without limiting the generality of the foregoing, it is the intention of the Charterer to trade the Vessel with coal. If, however, the Charterer were to change from coal to another cargo or thereafter from another cargo to coal, any expenses incurred to prepare the Vessel to carry another cargo or thereafter to carry coal, including the expenses incurred for cleaning the Vessel's holds, but excluding any wages or overtime of the Master, Officers or crew (except as provided in Clause 32 or as otherwise agreed by Charterer and Owner), shall be for the Charterer's account and the Vessel shall not be off-hire provided that the Vessel has not otherwise incurred an event of off-hire as described in Clause 46. Upon Charterer's request, Owner will promptly provide Charterer with its best estimate of such costs for any such cargo.

9.  TRADING LIMITS

    It is intended that the Vessel shall be used to trade coastwise on the East Coast of the United States and to Venezuela and Colombia. Under this Charter, the Vessel may be employed in trading in any part of the world between safe ports in such lawful trades as Charterer may direct, subject to American Institute Trade Warranties Limits. Charterer shall be allowed to breach institute warranties only in the event that risks resulting from such breach are insurable, and upon payment by Charterer of any additional insurance premiums and assumption by Charterer of any increased deductibles, if required by underwriters.

    Charterer shall exercise due diligence to ensure that the Vessel is only employed between and at safe ports, docks, places, berths and anchorages where it can always lie safely afloat. Notwithstanding anything contained in this or any other Clause of this Charter, Charterer shall not be deemed to warrant the safety of any port, place, berth, dock or anchorage and shall be under no liability in respect thereof, except for loss or damage caused by its failure to exercise due diligence as aforesaid. Subject as above, the Vessel shall be loaded and discharged in any dock, or at any wharf or place or anchorage, or alongside lighters or other vessels as Charterer may direct where the Vessel can always safely lie afloat.

10. RATE OF HIRE

    A. The amount Charterer shall pay as hire to Owner monthly in advance for use and services of the Vessel during the period of this Charter set forth in Clause 1(B) shall be $46,015 per day on-hire or pro rata, commencing with the date and time of the commencement of the Charter and continuing (always assuming the Vessel to be on-hire at the time) until the date and hour of the termination or end (for any reason) of the Charter. Any hire paid in advance but not earned shall be returned to Charterer promptly upon written request. Charterer has the option declarable within twelve (12) months after the commencement of the Charter to pay charter hire for days on-hire pursuant to Clause 1(B) during each of fifteen (15) consecutive years as follows:

    Years 1 thru 5*          $50,000 per diem
    Years 6 thru 8           $45,500 per diem
    Years 9 thru 15          $41,000 per diem

(* or so much of Year 1 as shall remain after exercise of the option), provided that should the Charter terminate or end (for any reason), Owner will return any additional hire paid by reason of this option over and above that which would otherwise but for such acceleration have been paid, valued on the date of such termination.

    The above rates of charter hire shall be adjusted for Amortization of Expenses, as defined in Clause 11 of the MOA, such expenses to be calculated at or promptly after commencement of this Charter.

    B. The amount Charterer shall pay as hire to Owner monthly in advance for use and services of the Vessel during the period of this Charter set forth in Clause 1(C) shall be $29,983 per day on-hire or pro rata.

    C. Any hire paid in advance but not earned shall be returned to Charterer promptly upon written request.

    D. The total charter hire described above includes an operating cost component that shall be subject to an annual adjustment as of each anniversary of the commencement of the Charter and continuing through the term of the Charter in accordance with the following:

    $31,788 times the quantity A divided by B where:

         "A" is comprised 50% of the Consumer Price Index for Urban Wage Earners and Clerical Workers, unadjusted for seasonal variations, all items, U.S. city average, as published in the Bureau of Labor Statistics' CPI Detailed Report (the "CPI Index") plus 50% of the Producer Price Index for Intermediate Goods, unadjusted for seasonal variations, as published by U.S. Department of Labor Bureau of Labor Statistics in its monthly Producer Price Indexes, (the "PPI Index"), in each case referring to the CPI/PPI Index for the last preceding month for which such index is published before the annual adjustment date; and

         "B" is comprised 50% of CPI Index plus 50% of the PPI
    Index, in each case referring to the CPI/PPI Index for the last preceding month for which such index is published before commencement of the Charter.

    If publication of the CPI and/or PPI Index described above were to be discontinued, the parties will agree to a similar index to replace the discontinued index. If the base period of the CPI/PPI Index is changed, the parties will make appropriate adjustments to the above calculation. If the parties were not to agree, the disagreement will be submitted to arbitration pursuant to Clause 41 and the arbitrators will select the replacement index or indices or make the appropriate adjustments, as the case may be.

    It is agreed that while the Vessel is on-hire Charterer shall pay the cost of the following:

    1) expenses and cost of extra victualling incurred by the Master on Charterer's account, and

    2) cost of all telephone calls, wireless telegraph messages and telegrams sent for Charterer's account.

11. PAYMENT OF HIRE

    Payment of charter hire shall be made monthly in advance at the rates required under Clause 10. For each Charter Year, the monthly payment shall be one-twelfth the amount of hire to be paid based on the number of days of hire specified in Clause 1(B), plus any additional hire for optional days pursuant to Clauses 1(C) and 16, subject to annual adjustment for the number of days the Vessel was actually on-hire in such Charter Year. Charterer shall pay hire by bank telegraphic/electronic transfer to a bank as may, from time to time, be designated in writing by the Owner, monthly in advance in United States dollars.

    Charterer acknowledges and agrees that, except as otherwise expressly provided in this Charter, its obligations to pay charter hire for the number of days per year each year in which the Vessel is on-hire, and all other sums required to be paid by Charterer under this Charter, all in accordance with the terms and provisions of this Charter, are absolute and unconditional and not subject to any abatement, reduction, setoff, defense, counterclaim or recoupment for any reason whatsoever. Nothing contained herein shall be construed to be a waiver, modification, alteration or release of any claim which Charterer may have at any time for damages or equitable relief against Owner.

12. LOSS OF VESSEL

    If the Vessel should be missing or lost, or become a constructive total loss, Owner shall promptly notify Charterer in writing. Hire shall cease at noon on the day of the Vessel's loss or on the actual date of the casualty giving rise to the constructive total loss and, if missing, at noon on the date when last heard from. Any hire paid in advance and not earned shall be returned promptly to Charterer. If the Vessel is missing at the time when hire becomes payable, payment for said hire shall be suspended until safety is ascertained. If the missing Vessel's safety is ascertained within 10 days of receipt of notice, this Charter shall continue as if no such notice had been given, and hire shall be adjusted accordingly. If the missing Vessel's safety is not ascertained within 10 days of receipt of notice, this Charter shall terminate effective at noon on the date when last heard from, except with respect to obligations and liabilities hereunder, actual or contingent, which have arisen on or prior to such date of termination.

13. FINAL VOYAGE

    Should the Vessel be on a voyage towards the port of redelivery at the time a payment of hire is due, payment of hire shall be made for such length of time as Owner and Charterer may agree upon as being the estimated time necessary to complete the voyage, less any disbursements made or expected to be made or expenses incurred or expected to be incurred by Charterer for Owner's account and less the cost of fuel estimated remaining at the termination of the voyage, and when the Vessel is redelivered any overpayment shall be refunded by Owner or under-payment paid by Charterer. Should the Vessel be performing a voyage at the expiry of the period of this Charter, Charterer may have the use of the Vessel at the same rate and conditions, for such extended time as may be necessary to complete loading and/or discharge of the cargo as required by Charterer, and if necessary until the Vessel's return to a port of redelivery as provided by this Charter.

14. LIENS

    Owner shall have a lien upon all cargoes, and all freights and subfreights for any amounts due under this Charter, and Charterer shall have a lien on the Vessel for all monies paid in advance but not earned, and for the cost of bunker coal and oil, and for all claims for damages arising from any breach of this Charter by Owner.

15. SPACE AVAILABLE TO CHARTERER

    The whole reach, burden and decks of the Vessel shall be at Charterer's disposal, reserving only proper and sufficient space for the Vessel's Master, Officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board excluding spare parts shall not, unless specifically agreed, exceed 150 tons at any one time during the period of the Charter. The Vessel shall load and discharge cargo as rapidly as possible by night as well as by day.

16. ANNUAL DAYS OF USE BY CHARTERER

    Charterer shall have the option to increase, but not to decrease, the number of total days of any one year of the period of this Charter specified in Clause 1(B). Such option shall be exercised as follows:

         (i) 30 days prior to the commencement of each calendar quarter of each year, Charterer shall declare the total number of days in that quarter and in the next successive three calendar quarters, in which it intends to use the Vessel. Such number of days shall be agreed by Owner within ten days of making such declaration, following which such days so declared may be changed for Charterer's operational purposes only but not otherwise except with the consent of the Owner in its sole discretion, such consent not to be unreasonably withheld.

         (ii) Under no condition may Charterer exercise an option to reduce the number of days set forth in Clause 1(B) without the written consent of the Owner in its sole discretion, such consent not to be unreasonably withheld. Charterer may assist Owner to find alternative employment for days in which Charterer does not hire the Vessel.

    Any declaration of number of days made by Charterer at any time shall include an anticipated redelivery date and place to Owner, and an estimated date and time for the next delivery event. Such notice shall be updated to Owner 30/15/5 and one days prior to redelivery.

    Similarly, Owner shall provide notice to Charterer 30/15/5 and one days prior to each delivery event, such notice to specify date and place of redelivery.

17. OWNER TO PROVIDE

    Owner shall exercise due diligence to man, victual, navigate, operate, obtain fuel oil, water, supply, maintain, and arrange for tugs and pilotage for the Vessel, and properly and carefully carry, keep and care for the cargo, all in accordance with good operating practice. Owner shall provide and pay for all provisions, deck and engine room stores, and galley and cabin stores; maintenance and repair; insurance on the Vessel; wages and overtime of the Master, Officers, and crew; consular and agency fees pertaining to the Vessel, Master, Officers and crew; all deratization exemption certificates; all fresh water used by the Vessel. Fumigation expenses required because of cargoes loaded and ports visited at Charterer's direction will be for Charterer's account; and for any other reason, will be for Owner's account.

18. CHARTERER TO PROVIDE

    Except during periods when the Vessel is off-hire, Charterer shall pay for fuel as provided in Clause 4, all port charges, light dues, and Panama and other canal dues, pilotage, consular and agency fees (except those agency fees which pertain to: (i) voyages on the East Coast of the United States or (ii) the Vessel, Master, Officers and Crew), tugs necessary for assisting the Vessel into, within and/or out of port for the purpose of carrying out this Charter, agencies pertaining to the cargo, commissions, and expenses of loading and unloading cargoes. In making any expenditures to Charterer's account, Owner shall use its best efforts to procure all items and services at the best terms available in the local market.

19. BUNKER COAL AND FUEL OIL AT DELIVERY AND REDELIVERY EVENTS

    Except for the delivery at the commencement of this Charter, because fuel on board is the property of Charterer, Charterer will accept and pay for all fuel oil and bunker coal on board at the time of each delivery event, and Owner will accept and pay for all fuel oil and bunker coal remaining on board at each redelivery event. At all times, the then most recent invoiced prices for such items shall serve as the basis for payment.

    Any and all surveys for bunkers at each delivery and redelivery event shall be conducted by an independent third party, the expenses for which shall be borne equally by the Owner and the Charterer. The Vessel shall remain on-hire in the event such survey is conducted when the Vessel is redelivering to Owner, and shall remain off-hire in the event such survey is conducted when the Vessel is delivering to Charterer for further trading under this Charter.

20. DUTIES OF MASTER

    The Master shall prosecute voyages with the utmost dispatch and shall render all reasonable assistance with the Vessel's Officers and crew and equipment. The cargo shall be loaded, stowed, trimmed, and discharged under the supervision of the Master, without being an agent, servant or employee of Charterer. The Master, in good faith and to the fullest extent reasonably possible, shall cooperate with Charterer, Charterer's agents and the personnel at the loading and discharging facilities so as to effect prompt and complete loading and discharging.

21. INSTRUCTIONS AND LOGS/CHARTER ADMINISTRATION

    A. Charterer shall, from time to time, furnish the Master with all requisite instructions and sailing directions. Both the Master and the engineers shall keep full and correct logs of the voyages, which are to be open to, and may be copied by, Charterer and its Agents, and abstracts of which are to be sent to Charterer at the same time they are sent to Owner on a voyage by voyage basis. Charterer and Owner agree that these log abstracts shall constitute the basis of calculations for warranty or other Charter purposes, unless Owner or Charterer, by written notice to the other, challenges any statements contained therein with proper explanation. Twice in each Charter Year, at regular intervals, Owner will send to Charterer copies of any of Owner's reports (both internal reports and those prepared by outside professionals) relating or referring to the maintenance and condition of the Vessel. Notwithstanding the foregoing, Owner shall remain responsible for providing the Master with the required charts and other data necessary for the prompt and safe prosecution of the voyage and compliance with applicable Coast Guard regulations.

    B. Either Owner or Charterer shall be entitled to call for a meeting of pertinent personnel, from time to time, to discuss any matter whatsoever relating to the parties performance or the efficient administration of this Charter. Any request for such a meeting shall specify: a proposed date, time, and location for the meeting; a statement as to the perceived urgency of the requested meeting; a proposed agenda; a prospective list of attenders from the party calling for such meeting; a suggested list of third party attenders (if applicable); any specific proposals that the initiating party may seek to discuss at the meeting. The party receiving the request shall use all best efforts to accommodate the request for a meeting, in a timely manner, and with commitment of personnel and resources that yields a productive meeting on the proposed agenda. The receiving party shall be entitled to submit agenda items for the proposed meeting, consistent with the guidelines mentioned herein.

22. CONDUCT OF VESSEL'S PERSONNEL

    If Charterer shall complain of the conduct of the Master or any of the Officers, Owner and Charterer jointly shall immediately investigate the complaint. This right to complain shall not in any way render the Master or Officers to be the agents, servants or employees of the Charterer. If the complaint proves to be well founded, Owner shall, without delay, make a change in the appointments; provided, however, that the Owner shall have the right to abide by grievance procedures in union bargaining contracts to the extent applicable. When requested by Charterer, Owner shall furnish to Charterer copies of the union contracts referred to, including all amendments thereto.

23. BILLS OF LADING

    Without being an agent, servant or employee of Charterer, the Master (although appointed by Owner) shall, when Vessel is on-hire to Charterer under this Charter, follow all orders and direction of Charterer as regards employment of the Vessel, agency or other arrangements. Bills of Lading are to be signed at any rate of freight Charterer or its Agents may direct, without prejudice to this Charter, the Master attending as necessary at the offices of Charterer or its Agents to do so. Charterer hereby indemnifies Owner against all consequences or liabilities that may arise from the Master, Charterer or its Agents signing Bills of Lading or other documents, or from the Master otherwise complying with Charterer or its Agents' orders, as well as from any irregularities in papers supplied by Charterer or its Agents. The said indemnity shall not extend to any consequences or liabilities or apply to any loss or damage arising from orders to proceed to, enter, remain in or at, depart from or shift berth in or at any port, place, berth, dock, anchorage or submarine line, other than consequences or liabilities or loss or damage resulting from or caused by failure to exercise due diligence as required by Clause 9 hereof.

24. SCHEDULED OVERHAUL

    Owner intends to schedule overhaul periods of the Vessel between twenty-four (24) months to sixty (60) months. Owner shall provide Charterer a minimum of 3 months prior notice of any anticipated overhaul period. This Clause shall not be construed so as to prevent Owner from taking the Vessel out of service when necessary to make essential repairs. Overhaul periods will take place during commercial off-hire periods as defined in Clause 46.

    Once the overhaul period has commenced, Owner shall provide Charterer with updates of the Vessel's anticipated return to service at 10/5/3/2 and one days prior to its anticipated return to service. Any delay or waiting time in the scheduling of Charterer's operations due to Owner's failure to provide such notices and with reasonable accuracy, shall be for Owner's account and calculated at the rate of hire prevailing at the time of such delay to or wait by the Vessel. The Vessel shall be off-hire under Clause 46 from the time the Vessel deviates to the dry docking or overhaul port, until the time the Vessel is in a position equivalent to the position it would have been in had deviation for the overhaul period not occurred.

    Incidental towage, pilotage, fuel, water and all other expenses connected with the overhaul shall be for Owner's account.

25. NEGLIGENCE OF PILOTS, ETC.

    Neither Charterer, nor any one of its associated or affiliated companies, including but not limited to New England Electric System and all subsidiaries thereof (each of which companies shall hereinafter be referred to as a "Related Company" or, collectively, as "Related Companies"), nor any of the employees, servants, representatives and agents of any of the foregoing, shall be responsible for any losses, damages, delays or liabilities arising from any negligence, incompetence or incapacity of any pilot, stevedore, longshoreman or the personnel of any tug or tugs (whether or not owned by the Charterer or a Related Company) or arising from the terms of the contract of employment thereof and of any tug or tugs, launches or other crafts (whether or not owned by the Charterer or a Related Company), which terms Owner hereby agrees to accept and be bound by, or arising from any unseaworthiness or any insufficiency of any tug or tugs, launches or any other craft the service for which are arranged or owned by Charterer or a Related Company. Owner agrees to indemnify and hold Charterer harmless against any and all such losses, damages, delays or liabilities but such indemnity shall not exceed the amount to which Owner would have been entitled to limit its liability if Owner had itself arranged for such pilots, stevedores, longshoremen, tug personnel, tug or tugs, launches or other craft. When any licensed pilot, captain or other officer (whether or not said person is an employee, servant or representative of Charterer or its agents or of any of its Related Companies or of their agents) of a tug furnished to or engaged in the service of supplying tug power or assistance to the Vessel making use of or having available its own propelling power goes on board the Vessel, or any other licensed pilot goes on board the Vessel, it is understood and agreed that such person or persons are to be considered independent contractors and become the borrowed servant of the Owner and the Vessel for all purposes and in every respect, and shall be subject to the exclusive supervision and control of the Vessel and her personnel. Neither Charterer nor its Related Companies nor those providing the tug or tugs nor Owner, agents, or Charterer shall be under any liability for errors of navigation, management of the Vessel or other losses, damages, delays and liabilities resulting therefrom. This shall include, but not be limited to the giving of orders to any tug or tugs engaged in assisting Vessel in respect to the handling of the Vessel and to the order of the number and horsepower of tugs assisting or standing by the Vessel. In respect to the foregoing, Owner hereby agrees to indemnify and hold harmless Charterer (or any of its Related Companies or its agents or the employees, servants or representatives of the foregoing in the event that said licensed pilot, captain or other officer is employed by such company) from any and all losses, damages, delays and liabilities whatsoever whether to third parties or otherwise, arising from the acts or omissions of such person or persons.

26. TUGBOATS

    Charterer shall have the option of using its own tugs or those owned by a Related Company in the docking, undocking, or assisting in other ways of the Vessel. In this event the terms and conditions for such services prevailing in the port where such services are rendered, and used by independent tugboat owners, as well as pilotage provisions under Clause 25 above, shall be applicable. Charterer and its Related Companies shall be entitled to all the exemptions from and limitations of liability applicable to said independent tugboat owners and their published terms and conditions and to the aforementioned pilotage provisions under Clause 25 above.

27. EQUIPMENT

    Charterer, subject to Owner's approval which shall not be unreasonably withheld, shall be at liberty to fit any additional gear for loading, discharging, weighing or sampling cargo it may require beyond what is on board at the commencement of the Charter, and to make all the necessary connections, such work to be done at its expense. Owner shall use its best efforts to assist Charterer in the design, acquisition, installation, certification, operation and maintenance of such equipment. Such gear so fitted shall be considered Charterer's property, and Charterer shall be at liberty to remove it at its expense and time during or at the expiration of this Charter; the Vessel to be left in its original condition to Owner's satisfaction less normal wear and tear.

28. SALVAGE

    All salvage monies earned by the Vessel shall be divided equally between Owner and Charterer after deduction of Master's, Officers' and Crews' share, legal expenses, hire of Vessel during lost time, value of fuel consumed, repairs of damage, if any, and any other extraordinary loss or expense sustained as a result of the services, which shall always be a first charge on such monies.

29. POLLUTION FINANCIAL RESPONSIBILITY

    A. During the period of this Charter, Owner warrants that Owner shall comply with all financial capability, responsibility, security or like laws, regulations and/or other requirements of whatsoever kind with respect to oil or other pollution damage applicable to the Vessel entering, leaving, remaining at or passing through any ports or places or waters in the performance of this Charter and shall make all equipment modifications and additions as necessary to so comply, at Charterer's risk and expense. Any such modification or addition shall be deemed to be, and shall be treated as, "equipment" under Clause 27 herein. Immediately upon receipt of a notice from any governmental or state agency which would (or could) require a modification of existing equipment or an installation of additional equipment under this paragraph, the Owner shall notify the Charterer and keep Charterer fully informed. If there were to be more than one strategy for compliance, the Owner shall choose the compliance strategy which a prudent owner bearing all costs thereof would choose based upon a comparison of the life-cycle costs of each alternative. Owner shall provide Charterer with all data and assumptions used in such comparisons. Owner at its sole risk and expense shall make all arrangements by bond, insurance or otherwise and obtain all such certificates or other documentary evidence and take all such other action, as may be necessary, to satisfy such laws, regulations and/or other requirements. Copies of all documents shall be supplied to Charterer. Owner shall indemnify Charterer against all consequences (including lost time to the Vessel) resulting from any failure, inability or omission of Owner and/or the Vessel to do the foregoing.

    B. If any governmental or state agency shall require the installation of additional equipment, including pollution control devices, such equipment will be installed on the Vessel by Owner at Charterer's risk and expense. Owner will use its best efforts to properly maintain and operate such equipment effectively and assumes responsibility for its effectiveness.

30. EXCEPTIONS

    Neither the Vessel nor the Master or Owner shall be held liable for any loss of or damage or delay to the cargo or for any failure in performing hereunder arising or resulting from: any act, neglect, default or barratry of the Masters, pilots, mariners or other servants of Owner in the navigation or management of the Vessel; fire, unless caused by the personal design or neglect of Owner; collision, stranding or peril, danger or accident of the sea or other navigable waters; saving or attempting to save life or property; wastage in weight or bulk, or any other loss or damage to the cargo arising from inherent defect, quality, or vice of the cargo; any act or omission of Charterer or the Owner, shipper or consignee of the cargo, their agents or representatives; insufficiency of packing; insufficiency or inadequacy of marks; explosion, bursting of boilers, breakage of shafts, any latent defect in hull equipment or machinery, or unseaworthiness of the Vessel, unless caused by want of due diligence on the part of Owner to make the Vessel seaworthy or to have it properly manned, equipped and supplied; or from any other cause of whatsoever kind arising without the actual fault or privity of Owner. And neither the Vessel, its Master or Owner, nor Charterer, shall, unless this Charter expressly provides otherwise, be responsible for any loss of or damage or delay to or failure to discharge or deliver the cargo or for any failure in performing hereunder arising or resulting from: act of God, act of war, perils of the seas, act of public enemies, pirates or assailing thieves, arrest or restraint or restraint of princes, rulers or people, or seizure under legal process provided bond is promptly furnished to release the Vessel or cargo, laws or governments regulation, strike or lockout or stoppage or restraint of labor from whatever cause whether partial or general or riot or civil commotion or any other cause of whatsoever kind arising without the actual fault or privity of the party affected. The Vessel shall have liberty to sail with or without pilots, to tow or to be towed, to go to the assistance of vessels in distress, and to deviate for the purpose of saving life or property or of landing any ill or injured person on board. This Clause is not to be construed as in any way affecting the provisions for cessation of hire as provided in this Charter.

31. WAR CLAUSE

    No contraband of war shall be shipped. Coal or other cargo shall not be deemed contraband of war for the purpose of this Clause unless shipped or intended to be shipped to or intended for a country involved in war. The Vessel shall not be required to enter any port that is in a state of blockage, or where hostilities are in progress, or any war zone, or zone deemed a danger zone in consequence of existence of war, or actual hostilities, without the consent of Owner. If such consent be given, then Charterer will pay the increased cost of insuring the

Vessel against war risks in an amount mutually agreed to by Owner and Charterer. Said valuation shall be Owner's insured value for hull and machinery plus increased value, but shall not include any coverage for any other reasons such as loss of hire, anticipated profits or insurance on charter hire, etc.

32. ADDITIONAL COST OF HOSTILITIES

    In the event of the existence of war, or actual hostilities and the continuance of this Charter, the Charterer shall assume the proved additional cost of wages and insurance properly incurred in connection with the Master, Officers and crew as a consequence of such war or actual hostilities.

33. REQUISITION

    If the Vessel should be requisitioned for title or for use by any government or governmental authority during the period of this Charter, an event of commercial off-hire shall be deemed to have occurred, and all terms and conditions of commercial off-hire in this Charter shall apply, in addition to the following:

    A. If the Vessel should be requisitioned for title by any government or governmental authority during the period of this Charter, Owner shall promptly notify Charterer in writing. Hire shall cease at noon on the day of such requisition for title. Any hire paid in advance and not earned shall be promptly returned to Charterer.

    B. If the Vessel should be requisitioned for use by any government or governmental authority during the period of this Charter, Owner shall promptly notify Charterer in writing. Charterer shall have the right to complete the voyage then in progress, and shall remain liable to pay Charter hire and all other sums due and payable under this Charter until the then current voyage is completed and the Vessel redelivers to Owner for a commercial off-hire period.

    C. Any provision of this Charter to the contrary notwithstanding, the time the Vessel is on any such requisition shall count as part of the period provided in Clause 1 of this Charter and as commercial off-hire even if it reduces the number of days on-hire in one or more Charter Years below the minimum specified in Clause 1.

34. DEMISE

    Nothing herein contained shall be construed as creating a demise of the Vessel to Charterer. The Owner shall remain responsible for the navigation of the Vessel, insurance, crew and all other matters same as trading for its own account.

35. WAR RISKS

    A. If any port of loading or of discharge named in this Charter or to which the Vessel may properly be ordered pursuant to the terms of the Bills of Lading be blockaded, or

    B. if owing to any war, hostilities, warlike operations, civil war, civil commotions, revolutions or the operation of international law, the Master or Owner in his or its discretion considers (1) entry to any such port of loading or of discharge, or the loading or discharging of cargo at any such port dangerous or prohibited or (2) it is dangerous or impossible for the Vessel to reach any such port of loading or discharge then Charterer shall have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged at any other safe port of loading or of discharge within the range of loading or discharging ports respectively established under the provisions of this Charter (provided such other port is not blockaded or that entry thereto or loading or discharge of cargo thereat is not, in the Master's or Owner's discretion, dangerous or prohibited). If in respect of a port of discharge no orders be received from Charterer within 48 hours after it or its agents have received from Owner a request for the nomination of a substitute port, Owner shall then be at liberty to discharge the cargo at any safe port which it or the Master may in its or his discretion decide on (whether within the range of discharging ports established under the provisions of this Charter Party or not) and such discharge shall be deemed to be due fulfillment of the contract or contracts of affreightment so far as cargo so discharged is concerned. In the event of the cargo being loaded or discharged at any such other port within the respective range of loading or discharging ports established under the provisions of this Charter, this Charter shall be read in respect of freight and all other conditions whatsoever as if the voyage performed were that originally designated. In the event, however, that the Vessel discharges the cargo at a port outside the range of discharging ports established under the provisions of this Charter, freight shall be paid as for the voyage originally designated and all extra expenses involved in reaching the actual port of discharge and/or discharging the cargo thereat shall be paid by the Charterer or cargo owner. In this latter event Owner shall have a lien on the cargo for all such extra expenses.

    C. The Vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, designations, zones, waters, delivery or in any otherwise whatsoever given by the government of the nation under whose flag the Vessel sails or any other government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or authority or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such direction or recommendation. If by reason of or in compliance with any such direction or recommendation anything is done or is not done such shall not be deemed a deviation. If by reason of or in compliance with any such direction or recommendation the Vessel does not proceed to the port or ports of discharge originally designated or to which it may have been ordered pursuant to the terms of the Bills of Lading, the Vessel may proceed to any safe port of discharge which the Master or Owner in his or its discretion may decide on and there discharge the cargo. Such discharge shall be deemed to be due fulfillment of the contract or contracts of affreightment and Owner shall be entitled to freight as if discharge had been affected at the port or ports originally designated or to which the Vessel may have been ordered pursuant to the terms of the Bills of Lading. All extra expenses involved in reaching and discharging the cargo at any such port of discharge shall be paid by Charterer and/or cargo owner and Owner shall have a lien on the cargo for freight and all such expenses.

36. BOTH-TO-BLAME

    If the Vessel comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master, mariner, pilot or the servants of the Owner in the navigation or in the management of the Vessel, the owners of the cargo carried hereunder shall indemnify the Owner against all loss or liability to the other or non-carrying ship or its owners insofar as such loss or liability represents loss, or damage to, or any claim whatsoever of the owners of said cargo, paid or payable by the other or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or Owner. The foregoing provisions shall also apply where the owners, operators or those in charge of any ships or objects other than, or in addition to, the colliding ships or object are at fault in respect of a collision or contact.

37. NEW JASON CLAUSE

    In the event of accident, danger, damage or disaster before or after the commencement of any voyage, resulting from any cause whatsoever, whether or not due to negligence for which, or the consequences of which, the Owner is not responsible by statute, contract or otherwise, the goods, shippers, consignees or owners of the goods shall contribute with the Owner in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the goods. If salving ship is owned or operated by the Owner salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposits as the Owner or his agents may deem sufficient to cover the estimated contribution of the goods and any salvage and special charges thereon shall, if required, be made by the goods, shippers, consignees or owners of the goods to carrier before delivery. In lieu of said deposit, Charterer has the option to give, and Owner will accept, written guarantee of Charterer to cover any contribution of the goods and any salvage and special charges thereon as may be required to be made by the goods, shippers, consignees or owners of the goods.

38. CLAUSE PARAMOUNT

    This Charter and Bills of Lading issued hereunder shall have effect subject to the provisions of the Carriage of Goods by Sea Act of the United States, approved April 16, 1936. The applicable act, ordinance or legislation (hereinafter called the "Act") shall be deemed to be incorporated in the Bills of Lading issued hereunder. Nothing therein contained shall be deemed a surrender by the Owner or carrier of any of their rights or immunities or an increase of any of their responsibilities or liabilities under the Act. If any term of this Charter or the Bills of Lading issued hereunder should be repugnant to the Act to any extent, such term shall be void to that extent but no further.

39. LAWS

    This Charter shall be governed by the general maritime law of the United States (and to the extent maritime law is not applicable, the laws of the State of New York) except in cases of general average, which shall be adjusted, stated and settled according to York/Antwerp Rules 1974 and, as to matters not provided for by these rules, according to the laws and usages at the port of New York. If a General Average statement is required, it shall be prepared at such port or place in the United States as directed by Owner, unless otherwise mutually agreed by an Adjuster appointed by Owner and approved by Charterer, who shall attend to the settlement and collection of the General Average, subject to customary charges. General Average Agreements and/or security shall be furnished by Owner and/or Charterer, and/or Owner and/or consignee of cargo, if requested. Any cash deposit being made as security to pay General Average and/or salvage shall be remitted to the Average Adjuster and shall be held by him at his risk in a special account in a duly authorized and licensed bank at the place where the General Average statement is prepared. Should the Vessel put into a port of distress or be under average, it is to be consigned to the Owner's agents, paying them the usual charges and commissions.

40. BENEFIT OF LIMITATIONS

    Any provision of this Charter to the contrary notwithstanding, Owner shall have the benefit of all limitations of, and exemptions from, liability accorded to the Owner or chartered owner of vessels by any applicable statute of rule of law for the time being in force.

41. ARBITRATION

    Any and all differences and disputes of whatsoever nature arising out of this Charter which cannot be resolved by the parties shall be put to arbitration in the City of New York pursuant to the laws relating to arbitration there in force, before a board of three persons, consisting of one arbitrator to be appointed by the Owner, one by Charterer and one by the two so chosen. The decision of any two of the three on any point or points shall be final. Either party hereto may call for such arbitration by service upon any officer of the other, wherever he may be found, of a written notice specifying the name and address of the arbitrator chosen by the first moving party and a brief description of the disputes or differences which such party desires to put to arbitration. If the other party shall not, by notice served upon an officer of the first moving party within two weeks of the service of such first notice, appoint its arbitrator to arbitrate the disputes or differences specified then the first moving party shall have the right without further notice to appoint a second arbitrator, who shall be a disinterested person, with precisely the same force and effect as if said second arbitrator had been appointed by the other party. In the event that the two arbitrators fail to appoint a third arbitrator within twenty days of the appointment of the second arbitrator, the appointment of a third arbitrator shall be made by the acting president of the Society of Maritime Arbitrators, Inc. (New York) and the appointment of such arbitrator shall have precisely the same force and effect as if such arbitrator had been appointed by the two arbitrators. Until such time as the arbitrators finally close the hearings, either party shall have the right by written notice served on the arbitrators and on an officer of the other party to specify further disputes or differences under this Charter for hearing and determination. Awards made in pursuance of this Clause may include costs, including a reasonable allowance for attorney's fees, but may not include punitive or multiple damages. Judgment may be entered upon any award made hereunder in any court having jurisdiction in the premises. Should either party desire it, arbitration proceedings hereunder will be consolidated with any arbitration under the MOA.

42. BROKER'S COMMISSIONS

    Owner warrants that there are no brokerage commissions payable with respect to this Charter and will indemnify, hold harmless and defend Charterer against any claim for brokerage commission.

43. INSPECTION AND SUPERCARGOES

    Charterer or its agents or designees shall have the right at any time, and from time to time, during the term of this Charter to, at its own expense, (a) inspect, survey and/or audiogauge and/or photograph or videotape the entire reach of the Vessel, including its underwater parts, cargo and machinery spaces, to the fullest possible extent, and (b) place a technical consultant and/or supercargo on the Vessel.

44. SUBCHARTER

    Charterer shall not subcharter the Vessel to any party whatsoever unless written consent shall first be obtained from Owner, which consent shall not be unreasonably withheld. In the event of any subcharter, Charterer shall reimburse Owner for any expenses incurred by Owner for the operation of the Vessel in connection with any subcharter which exceed the expenses which Owner would have otherwise not have incurred in the employment of the Vessel in the U.S. East coast carriage of coal to Charterer's Massachusetts generating stations; provided, however, that Charterer shall not be required to reimburse Owner for any extra wages or overtime of the Master, Officers or crew (except as provided in Clause 32 or as otherwise agreed by Charterer and Owner, or except where such excess expenses result from overtime incurred at the specific request of Charterer which is in excess of the overtime incurred in the Vessel's regular employment). Upon Charterer's request Owner will promptly provide Charterer with its best estimate of such costs for any proposed subcharter specified by Charterer.

45. RESTRICTIONS ON USE OF VESSEL

    Notwithstanding any other provisions of this Charter, the Vessel shall not without the prior approval of the United States Maritime Administration, trade to or from any country listed by the United States Maritime Administration in its General Order No. 59 (46 CFR 221.7), as the same may be amended from time to time. Charterer agrees to take no action that would cause the Vessel to cease to qualify as "Section 38 property" as defined in
Section 48 of the Internal Revenue Code.

46. OPERATIONAL AND COMMERCIAL OFF-HIRE

    Under this Charter there shall be two categories of off-hire: Operational and Commercial. They are defined as follows:

    A. Operational off-hire shall be deemed to have occurred in the event of loss of time continuing for more than four hours through:

         (1) deficiency of personnel;

         (2) deficiency of stores;

         (3) breakdown (whether partial or otherwise) of propulsion and/or cargo unloading machinery or boilers;

         (4) accident or damage to the Vessel including collision or stranding;

         (5) a strike of Officers or crew of the Vessel (but not a strike of the longshoremen, miners or other facilities notwithin the control of the Owner); or

         (6) any other cause preventing the efficient working of the Vessel.

    B. Commercial off-hire shall be deemed to have occurred in the event the Charterer provides adequate written notice to Owner, and which has been accepted and agreed by Owner in accordance with Clause 16.

    C. In the event of an operational off-hire period that appears to Charterer will extend longer than 35 consecutive days, Owner shall be obligated to provide suitable coal transport capacity in the form of other colliers or barges, at a cost per short ton equivalent no greater than the equivalent cost of coal transport for the voyage then underway, at the time charter rate then payable. The first delivery of such coal shall be made within 45 days from the date the Vessel first entered an operational off-hire period, unless otherwise directed by Charterer. Charterer will discuss with Owner the possible use of non U.S. flag substitute tonnage, to the extent suitable and provided Charterer does not use its own sources for non U.S. flag tonnage. In any event, Charterer will be under no obligation to accept non U.S. tonnage from Owner.

    D. The commencement of an operational off-hire period shall be four hours after the Vessel experiences an operational off-hire event defined in this Clause 46A, as reported by the Vessel, at which time hire shall cease to be payable.
Operational off-hire shall terminate upon the Vessel reaching an equivalent position with respect to vessel's operations underway at the time the operational off-hire period commenced. Any provision of this Charter to the contrary notwithstanding, the Charterer shall not pay hire for any period of operational off-hire even if the period(s) of operational off-hire in any one Charter Year reduce(s) the number of days on-hire below the minimum specified in Clause 1.

    E. The commencement of a commercial off-hire period shall be when the Vessel passes sea buoy at the entrance to Chesapeake Bay in ballast condition or comparable point of deviation, at which time hire shall cease to be payable. Commercial off-hire shall terminate, and hire shall be payable upon, the Vessel reaching the following points:

         (i) if Charterer orders the Vessel to a South America coal load port as the first voyage after delivery of the Vessel after termination of a commercial off-hire period, then delivery shall take place 24 hours after dropping last outbound sea pilot at the last port where Vessel called for the Charterer or where the Vessel called during the commercial off-hire period, or whichever is less;

         (ii) if Charterer orders the Vessel to a US East Coast coal load port as the first voyage after delivery of the Vessel after termination of a commercial off-hire period, then delivery shall take place on passing the sea buoy at the entrance to Chesapeake Bay or comparable position prior to arrival at that next load port;

         (iii) if Charterer orders the Vessel to any other port not specified in (i) or (ii) above, after delivery of the Vessel after termination of a commercial off-hire period, then delivery shall take place at such time as the Vessel would have reached an equivalent position on a round trip voyage basis had the commercial off-hire period not taken place.

    F. Upon redelivery of the Vessel to Owner at the commencement of pre-agreed commercial off-hire periods, or upon delivery of the Vessel to Charterer at the end of such periods, or as soon thereafter as practicable, surveys of bunker coal and/or fuel oils shall be conducted. Expenses for fuel surveys shall be borne equally by Owner and Charterer. Time required for such surveys shall be for Owner's account when delivering to the Charterer, and shall be for the Charterer's account when redelivering to Owner. Surveyed quantities shall be adjusted up or down to account for the advance periods of delivery and redelivery specified above, in accordance with vessel records of fuel actually consumed during these periods. With regard to fuels actually consumed during these periods, Owner agrees to make available to Charterer adequate records of same.

47. ATTACHMENT, ARREST, ETC.

    A. If the Vessel shall be detained (otherwise than in the normal course of her business or operations) attached, arrested or if the Vessel shall be otherwise levied upon or taken into custody by virtue of proceedings in any court or tribunal in the United States or any foreign country or by any governmental or other authority, Owner shall cause (i) the Vessel to be released as promptly as practicable and in any event within five days after any such attachment, arrest, levy or taking occurring in the United States, and (ii) any lien to be discharged to the extent that such lien is not being contested in good faith by or on behalf of the Owner through appropriate proceedings without risk of a sale, forfeiture or loss of the Vessel. In the event the Vessel is detained (otherwise than in the normal course of her business or operations), arrested, attached or levied upon or taken into custody by any authority whatsoever, and it appears that such will interfere with the next anticipated redelivery event, Owner will immediately notify the Charterer.

    B. Subject to Section 46, in the event of loss of time of the Vessel by virtue of a detention, attachment, arrest, levy or other taking into custody of the Vessel (but excluding loss of time due to action or inaction of Charterer or its agents or due to liens or claims which predate Owner's title in the Vessel), the Vessel will be on operational off-hire for all time so lost. However, in all cases of such detention, attachment, arrest, levy or other taking into custody, Owner will ensure that its P&I Club will post the appropriate bond, letter of undertaking or other security to promptly release the Vessel.

48. ASSIGNMENTS

    A. This Charter shall not be assigned by either party without the prior written consent of the other party. In any such event and notwithstanding any such assignment and consent, assignor shall continue to perform its duties and obligations under this Charter Party and shall remain responsible as primary obligor therefor, unless it provides acceptable assurances to the other party covering any liabilities of the assignee.

    B. Owner's rights and obligations under this Charter are not transferable by sale without Charterer's consent. In the event of the Vessel being sold without its consent Charterer may (including a requisition for title pursuant to Clause 33A), at its absolute discretion, terminate the Charter upon written notice to the Owner (except with respect to obligations and liabilities hereunder, actual or contingent, which have arisen on or prior to such date of termination), without being required to purchase the Vessel, without prejudice to any of Charterer's other rights or remedies.

49. WAR RISK INSURANCE

    Any increase in War Risk Insurance costs because of increased rate over those in effect on date of this Charter, and prompted by voyages to war risk zones by the Charterer shall be for Charterer's account. The Vessel's valuation in such insurance shall be mutually agreed to by Owner and Charterer.

50. ICE SECTION

    The Vessel shall not be ordered to or bound to enter any icebound port or place or any place where lights, lightships, marks or buoys on Vessel's arrival are or are likely to be withdrawn by reason of ice, or where there is a risk that ordinarily Vessel will not be able on account of ice to enter, reach or leave the place. Vessel shall not be obliged to force ice nor to follow icebreakers. If on account of ice the Master considers it dangerous to enter or remain at any loading or discharging place for fear of the Vessel being frozen in and/or damaged, he shall have the liberty to sail to another place or port which is free from ice and there await Charterer's further instructions. This Clause shall be deemed incorporated in Bills of Lading under applicable circumstances.

51. BILL OF LADING SECTIONS

    All Bills of Lading issued under this Charter shall contain the Clause Paramount, War Risks, Both-to-Blame, New Jason and Ice
Section in form and substance as set forth herein.

52. TERMINATION

    This Charter may be terminated by Charterer at any time after seven years from initial delivery hereunder for any reason upon not less than 180 days prior written notice from Charterer to Owner and provided that it include or be accompanied by a Notice of Intention to Exercise Purchase Option for the Vessel, in accordance with Appendix 4 of this Charter. Such notice shall specify a provisional Termination Date.

    If, however, a Notice of Intention to Exercise Purchase Option is made by Charterer pursuant to this Clause, and the purchase is not consummated on the provisional Termination Date, or within 30 days thereof, such Notice of Intention to Exercise Purchase Option shall be deemed to have been withdrawn. This Charter shall thereupon continue as though no such Notice had been given, except that Charterer agrees to reimburse Owner for costs, if any, directly related to the planned purchase of the Vessel, subject to a cap of $50,000.

53. OPTION TO SHORTEN CHARTER PERIOD

    a. Charterer will have the option declarable the latest by the end of the 12th Charter Year to change the charter period to thirteen (13) consecutive years, in which case Charterer will pay Owner in addition to the aforementioned charter hire (plus escalation as applicable) for the days on-hire during the 13 consecutive years, a lump sum charter hire of Thirteen Million Three Hundred Thousand Dollars ($13,300,000) on the last day of the Charter.

    b. Charterer will also have the option declarable the latest by the end of the 13th Charter Year to change the charter period to fourteen (14) consecutive years, in which case Charterer will pay Owner in addition to the aforementioned charter hire (plus escalation as applicable) for the days on-hire during the 14 consecutive years, a lump sum charter hire of Six Million Six Hundred Fifty Thousand Dollars ($6,650,000) on the last day of the Charter.

    c. Upon exercising either option Charterer shall have the right to prepay the said lump sum charter hire (with adjustment for accelerated payment) in installments over the remaining term of the Charter, at the time of each monthly payment of hire is made, with effect from the first day of the month in which the declaration is made. The adjustment for accelerated payment shall be calculated by discounting for the relevant period of acceleration the applicable lump sum, using the interpolated United States Treasury rate corresponding to the period of time from the date of the exercise of the option until the anticipated end of the Charter.

54. INSURANCE

    At all times during the term of this Charter, the Owner shall cause the Vessel to be insured, through responsible and experienced marine underwriters, for all customary risks including but not limited to hull, increased value, protection and indemnity, including pollution coverage, war risk, and second seaman's war risk in amounts no less than commercially reasonable and appropriate amounts. Owner shall also carry excess liability insurance in such amount as Owner and Charterer shall agree. All policies shall be with companies and under policy forms approved by Owner and Charterer, such approvals not to be unreasonably withheld.

    All policies shall name as assureds, as interests may appear, Owner and Charterer with a waiver of subrogation as against the Charterer. Owner shall provide and/or afford Charterer access to all documentation and records relating to insurance for or relating to the Vessel.

55. INTERIM VOYAGES BY OWNER

    It is recognized by the parties that there will be reoccurring periods of commercial off-hire. Redelivery and delivery events will therefore occur when the Charterer places the Vessel in commercially off-hire mode in accordance with Clause 46, and when the Charterer desires the return of the Vessel to its customary trades, respectively.

    During these periods of commercial off-hire, the Owner may trade the Vessel in any lawful cargo and between any ports which it chooses. Upon completion of any commercial off-hire period, Owner shall deliver the Vessel to Charterer with holds clean and dry, free of cargo, and ready in all respects to load steam coal.

    Any provision of this Charter to the contrary notwithstanding, Charterers shall have no responsibility or liability whatsoever for or relating to the Vessel or her operation during periods of commercial off-hire or any consequences thereof.

56. STEVEDORE DAMAGE

    Stevedores will be appointed by and paid for by Charterer. Should any damage be caused to the Vessel or her fittings by the stevedores, the Master has to try to let stevedores repair such damage and try to settle the matter directly with them. The Master also shall endeavor to obtain written acknowledgment of the damage and liability from the concerned stevedores immediately at the occurrence. Charterer shall not be responsible for any damage caused by stevedores to the Vessel unless the Master immediately notifies Charterer or its agents of such damage within 24 hours from the occurrence. Such notice will specify the damage in detail and invite Charterer to appoint a surveyor to participate in assessing the extent of such damage. If Charterer is responsible hereunder:

    A. In the case of any damage(s) affecting the Vessel's seaworthiness and/or the safety of the crew and/or affecting the trading capabilities of the Vessel, the Charterer will immediately arrange for repairs of such damage(s) at its expense and the Vessel is to remain on-hire until such repairs are completed and, if required, passed by the Vessel's classification society.

    B. Any damage(s) not described under A above will be repaired, at Charterer's option, before or after redelivery concurrently with Owner's work. In such case no hire and/or expenses will be paid to Owner except when the time and/or the expenses required for the repairs for which Charterer is responsible exceed the time and/or expenses necessary to carry out Owner's work.

57. LIGHTERING

    Vessel may lie safely alongside another
vessel/coasters/lighters at a safe dock, wharf or place (including anchorages) for transshipment and/or discharge of cargo and/or bunkering if such operation is customarily carried out at such places. Such operation will be carried out always subject to good weather, smooth and calm sea, slight wind and current when Master thinks fit and safe under the supervision of and at the discretion of the Master. The Master may at any time order the vessel/coasters/lighters away from his Vessel, or remove his own Vessel, at Charterer's time and expense. If the Master considers the double banking by ship's own propelling unsafe, the Master may include tug services at Charterer's time and expense. Charterer will supply extra fenders and/or securing materials, if necessary, and indemnify Owner/Vessel against all cargo claims as a result of such operation. Charterer also will indemnify Owner from any additional insurance premium to cover additional risks for Vessel, loss of hire and/or shipowner liabilities, and Charterer will give Owner due advance notice of their intention to perform such operation advising approximate type and quantity of cargo involved, the other vessel concerned destination of cargo and location of operation. Charterer will always indemnify Owner for any damages to Vessel, claims from the other alongside vessel and/or loss of hire resultantly incurred from the unsafety of the operations and/or any omission occasioned by crew members of both vessels.

58. MISCELLANEOUS

    This Charter, including all Appendices referenced herein, constitutes the entire understanding of the parties with respect to the subjects referenced herein and there are no representations, understandings, agreements, oral or written, which are not included herein. The terms and provisions hereof shall extend to and be binding upon the successors and assigns of the parties hereto. Any amendment hereto shall be evidenced by a writing signed by a duly authorized representative of each party. Should any provision of this Agreement be held invalid, such provision shall be considered severable and such invalidity shall not affect the remainder of the provisions herein. The failure of either party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as waiver of such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect. The article headings in this Charter are for descriptive purposes only.

59. NOTICES

    Except as otherwise provided in this Charter, all notices, demands, designations, certificates, requests, offers, consents, approvals and other instruments given pursuant to this Charter shall be in writing and shall be validly given when sent by overnight courier delivery or by telefax (a) if to Owner, addressed to International Shipholding Corporation, One Whitehall Street, New York, New York 10004, Attention: Niels M. Johnsen, Vice President, and (b) if to Charterer, addressed to New England Power Company at 25 Research Drive, Westborough, Massachusetts 01582, Attention: Sheridan A. Glen, Director, Coal and Oil.
Owner and Charterer each may from time to time specify any address in the United States as its address for purposes of this Charter by giving 15 day's written notice to the other party.

    IN WITNESS WHEREOF, the parties by each of its duly authorized representative signs in the spaces set forth below this 1st day of November, 1994.



        WITNESS              International Shipholding Corp. on
                             its own behalf and on behalf of its
                             Nominee




         WITNESS             New England Power Company

                           APPENDIX 2A

                     S.S. ENERGY INDEPENDENCE
               CHARTER PARTY DATED OCTOBER 27, 1994

                    Speed Warranty Calculation


1. The sea passage portion of both the laden and ballast legs of all voyages (load port to load port) shall be used, excluding in their entirety both legs of any voyage during which:

     (a) the Vessel reduced its speed at Charterer's request or due to fog or due to other adverse weather conditions or as provided in paragraph 4 below; or

     (b) the Vessel encountered winds in excess of Beaufort 5 for a sustained period of 2 hours or greater.

     All voyages not so excluded are referred to as the "Qualifying Speed Voyages". Owner will ensure at least three (3) Qualifying Speed Voyages per year.

2. The log records shall be used to determine the time and distance of the sea passages on all Qualifying Speed Voyages. The sea passage shall begin at the load port sea buoy (or the discharge port sea buoy, as the case may be) and end at the discharge port sea buoy (or the load port sea buoy, as the case may be). For ballast voyages from Salem Harbor utilizing the Cape Cod Canal, the discharge port sea buoy shall be the Buzzard's Bay pilot station.

3. The average speed on the Qualifying Speed Voyages shall be calculated by dividing (a) the total nautical miles travelled on the sea passages of all of the Qualifying Speed Voyages by (b) the total time in hours utilized on such sea passages. If such average speed is less than 14.47 knots, the speed guarantee payment to be paid by Owner to Charterer pursuant to Clauses 5B, C and D of the Charter shall be calculated in accordance with the following example:

Assumption:

     Qualifying Speed Voyages -

     Total Elapsed Time Sea Buoy to Sea Buoy Legs:  1,200 hrs.

          Average Speed:                  14.4 knots

          Total Nautical Miles:            17,280

          Warranty Speed:                 14.47 knots

Total Time in Calendar Year (excluding time under Paragraph 4 below) Sea Buoy to Sea Buoy: 4,000 hrs.

     Daily Hire for Charter Year:  $45,000

Calculation:

Time Allowed on Qualifying Speed Voyages at Warranty Speed:
                               17,280 mi =   1,194.19 hrs.
                               ---------
                               14.47 kts

Excess Time on Qualifying Speed Voyages   =   1,200.00 hrs.
                                          -   1,194.19 hrs.
                                              -------------
                                                  5.81 hrs.

Excess Time Percentage:         5.81      =       0.484%
                               -----
                                1200

Penalty Hours:  0.484% x 4,000 hrs.       =
19.36

Penalty Days:                  19.36      =       0.8067
                               -----
                                  24

Total Penalty:   45,000  x  0.8067        = $36,301.50

4. In the event the Vessel's maximum speed is reduced during any sea passages from sea buoy to sea buoy by 10% or more as a result of a breakdown of the Vessel, the entire period during which the Vessel is required to operate at such reduced speed ("Breakdown Speed Period") shall be eliminated from the speed performance calculations of the calendar year in question under paragraphs 1 through 3 above. Owner shall notify Charterer of any Breakdown Speed Period within five
     (5) days of the occurrence of the breakdown. Charterer's claim for speed deficiency for all sea passages from sea buoy to sea buoy during any Breakdown Speed Period shall be made separately as against the same warranted speed and in the same manner as provided in paragraphs 1 through 3 above based upon voyages which would otherwise be Qualifying Speed Voyages but for the breakdown.

5. Amounts payable under this Appendix 2A shall not be netted against any amounts payable under Appendices 2B or 3.

                           APPENDIX 2B

                     S.S. ENERGY INDEPENDENCE
               CHARTER PARTY DATED OCTOBER 27, 1994

                    Fuel Warranty Calculation

Sea Passage Warranty

1. The sea passage portion of both the laden and ballast legs of all voyages (load port to load port) shall be used, excluding in their entirety both legs of any voyage during which:

     (a) the Vessel reduced its speed at Charterer's request or due to fog or due to other adverse weather conditions or breakdown of the Vessel; or

     (b) the Vessel encountered winds in excess of Beaufort 5 for a sustained period of 2 hours or greater.

     All voyages not so excluded are referred to as the "Qualifying Fuel Voyages".

2. The log records shall be used to determine the time and distance of the sea passages on all Qualifying Fuel Voyages. The sea passage shall begin at the load port sea buoy (or the discharge port sea buoy, as the case may be) and end at the discharge port sea buoy (or the load port sea buoy, as the case may be). For ballast voyages from Salem Harbor utilizing the Cape Cod Canal, the discharge port sea buoy shall be the Buzzard's Bay pilot station.

3. Fuel consumption on any sea passage shall be determined as recorded in the ship's logs.

4. The average fuel consumption on sea passages on the Qualifying Fuel Voyages shall be equal to (a) the total fuel consumed on the sea passages of the Qualifying Fuel Voyages, divided by (b) the time taken on such sea passages (in hours).

Load Port/Discharge Port Warranty

1. The portion of all voyages during which the Vessel is at berth in the load/discharge port shall be used. Such voyages are referred to as the "Qualifying Ports".

2. The log records shall be used to determine the time and fuel consumption at the load/discharge ports on all Qualifying
     Ports. The time spent at berth in the load/discharge port shall begin at FWE and end at STBY Engines.

3. The fuel consumption per day at the load/discharge berth on the Qualifying Ports shall be equal to (a) the total fuel consumed at the load/discharge berth on the Qualifying

     Ports, divided by (b) the total time in hours spent at load/discharge berth on such voyages.

Warranty Charge Calculation Formula:

     The fuel warranty charge (if any) payable by Owner to Charterer pursuant to Clauses 5B, C and D of the Charter shall be calculated in accordance with the following:

     A.   Load Port:  (Warranty:  38 mmbtus per hr.)

          Total time in LP           = sum of (FWE - STBY) for
                                       all Qualifying Ports

          Allowed consumption in LP  = (Total Time (hrs) x 38)
                                     = a1 mmbtus

          Actual consumption in LP   = b1 (from log books) mmbtus

          Adjustment                 = b1 - a1 mmbtus

          $ Adjustment only if b1 - a1
          is positive:

          (b1-a1) x Avg. Fuel
          Cost/Year in $ per mmbtus  = A1$

     B.   Discharge Port:  (Warranty:  42 mmbtus per hr.)

          Total time in DP           = sum of (FWE - STBY)
                                       for all Qualifying Ports

          Allowed consumption in DP  = (Total Time (hrs) x 42)
                                     = a2 mmbtus

          Actual consumption in DP   = b2 (from log books) mmbtus

          Adjustment b2 - a2         = mmbtus

          $ Adjustment only if b2 - a2
          is positive:

          (b2 - a2) x Avg. Fuel
          Cost/Year in $ per mmbtus  = A2 $

     C.   Sea Passage/Navigation:  (Warranty: 119 mmbtus per hr.)

          Total fuel consumed in Charter Year  = X

          Fuel consumption in all LP/DP        = (b1 + b2)

          Actual Sea/Navigation consumption    = [X - (b1 + b2)]
                                               = X1

          Total time at sea = Hours from sea buoy to sea buoy
                                     (from logbooks)

          Allowed consumption at sea = (Total Time x 119) = c1

          Actual consumption at sea  = d1 (from log books) mmbtus

          Engine Efficiency:
          (only if d1 > c1)          = d1 = y1
                                       c1

          $ Adjustment Allowed only if y1
          is > 1.0:

          [x1 - x1] x Avg. Fuel
                y1

          Cost/Year in $ per mmbtus  = A3 $

          Payment of a fuel warranty charge is due only if A1, A2 and/or A3 are positive numbers, with no netting of one against the other or against any payment due under Appendices 2A or 3.

     Example:

     The following example illustrates application of this formula:

     Assumptions:

     Performance on Qualifying Fuel Voyages, Loadings and
     Discharges:

          at sea                          -   130 mmbtus/hour

          at load port                    -    40 mmbtus/hour

          at discharge port               -    44 mmbtus/hour

     Warranted Performance:

          at sea                          -   119 mmbtus/hour

          at load port                    -    38 mmbtus/hour

          at discharge port               -    42 mmbtus/hour

     Average cost of fuel delivered to the Vessel during calendar year:

          $1.85/mmbtus

     Actual usage during the calendar year:

          Total:                795,000 mmbtus (from ship's log)

          at load port           68,000 mmbtus (from ship's log)
          at discharge port      77,000 mmbtus (from ship's log)

          at sea (sea buoy      520,000 mmbtus (from ship's log)
                                                 to sea buoy)

          balance is:
          navigation passage:   130,000 mmbtus

          sum of:
          sea and navigation:   650,000 mmbtus

Calculations:

     A.   Load Port:

          Total time in LP = 72 x 24  =          1,728 hours

          Allowed consumption in LP   =          1,728 x 38
                                      =         65,664 mmbtus

          Actual consumption in LP    =         68,000 mmbtus

          Adjustment 68,000 - 65,664  =          2,336 mmbtus

          $ Adjustment 2,336 x 1.85   =        (A1)
                                      =        $ 14,321.60

     B.   Discharge Port:

          Total time in DP = 74 x 24  =           1,776 hours

          Allowed consumption in DP   =           1,726 x 42
                                      =          72,492 mmbtus

          Actual consumption in DP    =          77,000 mmbtus

          Adjustment 77,000 - 72,492  =           4,508 mmbtus

          $ Adjustment  4,508 x 1.85  =        (A2)
                                      =        $  8,339.80

     C.   Sea Passage/Navigation

          Actual sea/navigation
               consumption:
          Total - LP/DP               =         650,000 mmbtus

          Total time at sea           =           4,000 hours

          Allowed consumption at sea  =           4,000 X 119
                                      =         C1
                                      =         476,000 mmbtus

          Actual consumption at sea   =         d1
                                      =         520,000 mmbtus

          Engine efficiency = d1/c1   =         Y1
                                      =           1.0924

          Dollar adjustment:
          (650,000 - 650,000) x $1.85 =         A3
                     1.0924           =          54,980 x 1.85
                                      =        $101,713

          Payment adjustment:
          from Owner to Charterer:

                              A1      =        $  4,321.60

                              A2      =        $  8,339.80

                              A3      =        $101,713.00

          Total due:
          from Owner to Charterer:

               $ A1 + A2  +  A3       =        $114,374.40

                            APPENDIX 3

                     S.S. ENERGY INDEPENDENCE
               CHARTER PARTY DATED OCTOBER 27, 1994

                     Unloader Test Procedure
                     And Warranty Calculation

1. The time utilized for unloading the Vessel during any test shall be measured from the time the Vessel commences operation of her unloading equipment until she ceases such operation upon completion of discharge without deductions for any reason other than reduction or cessation of unloading at the request of Charterer.

2. The tonnage unloaded shall equal (a) the coal on board prior to loading, as reported in the Vessel's logs, plus (b) the coal loaded as stated in the bill of lading, less (c) the coal remaining on board after discharging, as reported in the Vessel's logs, provided the Vessel shall not be deemed to have effected a complete unloading until the amount of cargo coal remaining on board is less than 200 short tons.

3. The test unloading rate shall be the tonnage unloaded, as determined in paragraph 2 above, divided by the time utilized for unloading the Vessel, as determined in paragraph 1 above. If a test requested by Charterer is completed and results in an average unloading rate of less than 3,100 short tons per hour, the Vessel shall be considered out of compliance with the discharge warranty provided in Clause 5E of the Charter, until such time as the Vessel completes a full load discharge test pursuant to Clause 5E and this Appendix 3 at an average discharge rate of 3,100 short tons per hour or more. In the event that the Owner fails to make necessary repairs to the Vessel so that it passes such unloading test at the next discharge port, damages payable by Owner to Charterer shall be calculated in accordance with the following example:

     Assumptions:

          Performance in the discharge test requested by
     Charterer:  2,900 short tons/hour

          Number of short tons unloaded between failing the
     initial unloading test and passing a compliance test in
     accordance with the above procedure (but not including the tonnage unloaded in either test):  240,000

          Hours unloading @ 3,100 ST/HR = 240,000   = 77.42 hours
                                            3,100

          Hours unloading @ 2,900 ST/HR = 240,000   = 82.76 hours
                                            2,900

          Time deemed lost due to non-compliance:
               82.76 - 77.42 hrs.       = 5.34 hrs. = 0.2225 days

          Daily rate at $45,000 per day

          Damages payable by Owner:
                    0.2225 days x $45,000           = $10,012.50

4. Amounts payable under this Appendix 3 shall not be netted against any amounts payable under Appendices 2A or 2B.

                            APPENDIX 4

                 Charterer's Purchase of Owner's
                       Rights in the Vessel

     1. Acknowledgment. Owner acknowledges that Clause 52 of this Charter, as worded, entitles Charterer for any reason whatsoever in its absolute and unfettered discretion to terminate this Charter effective any time after seven charter years have elapsed from the commencement of the Charter, provided such termination is pursuant to a Notice of Intention to Exercise Purchase Option given not less than 180 days in advance of such termination.

     2. Termination Date. As used in this Charter, the Termination Date is the date on which Charterer consummates its purchase of Owner's Rights in the Vessel, under Clause 3B or Clause 52 of this Charter. Unless otherwise terminated, the Charter shall remain in full force and effect until the Termination Date.

     3. Owner's Rights in the Vessel. As used in this Charter, the term "Owner's Rights in the Vessel" shall mean and include all of Owner's right, title and interest in and to the Vessel, and all rights, claims, causes of action, benefits and other legal or equitable interests deriving from, or accruing to Owner as a result of constructing, owning, leasing, financing, operating, chartering or using the Vessel including, without limitation, all of Owner's right, title and interest in and to the following:

          (a) the Vessel, together with her engines, boilers, machinery, masts, boats, anchors, cables, chains, tackle, apparel, furniture, capstans, pumps, hatches, unloading systems and all other appurtenances thereto, and also any and all additions, improvements and replacements made in or to the Vessel or said appurtenances and all spare parts ashore and on board;

          (b) contracts, now in existence or hereafter entered into, relating to the construction, reconstruction and repair of the Vessel;

          (c) all agreements and commitments relating to the financing of the Vessel, including, as the case may be, the construction, reconstruction, repair and/or purchase of the Vessel, to the extent such rights and benefits are transferable, and providing Charterer opts to purchase the Vessel subject to any mortgage lien on the Vessel;

          (d) any charters and/or sub-charters with respect to the Vessel and hire due thereunder on and after the Termination Date;

          (e) all proceeds payable under insurance policies or insuring agreements with respect to the Vessel, to the extent such proceeds are not in reimbursement of any amounts theretofore paid by or for the account of Owner;

          (f) the proceeds of salvage and general average, to the extent that such proceeds relate to physical damage to or loss of the Vessel arising out of salvage or general average, and to the extent said damage or loss has not been repaired or replaced by Owner; and

          (g) the compensation, award or proceeds arising out of or relating to such period of requisition of use of the Vessel, if any, which extends after the Termination Date, providing such requisition has not previously resulted in termination of this Charter.

     4. (a) Purchase Free of Mortgage Lien. In connection with a Notice of Intention to Exercise Purchase Option, Charterer may elect to purchase Owner's Rights in the Vessel free and clear of any mortgage lien on the Vessel, in consideration for which Charterer shall pay to Owner or its designee a purchase price in U.S. dollars (the "Purchase Value") equal to the applicable number set forth in Column 2 of Table 1 below opposite the period in which the date of purchase occurs (period 1 commencing with the delivery of the Vessel under the Charter and ending on and including _________, 1995 and each succeeding period being each of the following semi-annual periods of this Charter occurring thereafter). If Charterer shall purchase Owner's Rights in the Vessel pursuant to this subparagraph (a), Owner shall on the Termination Date convey good title to the Charterer or its designee in and to Owner's Rights in the Vessel free of (i) all charges, liens, security interests and encumbrances arising from acts of Owner taken without the consent of the Charterer, other than those arising out of current operations of the Vessel in accordance with this Charter, and (ii) any mortgage lien on the Vessel. Charterer or its designee will accept such interest or title in Owner's Rights in the Vessel.

                             Table 1

      Beginning of Eighth Year      Purchase Option Effective at
       in Semi-Annual Periods    Beginning of Each Semi-Annual Period
- ------------------------        ------------------------------------

                 15                            55175730
                 16                            52259363
                 17                            49300160
                 18                            46780743
                 19                            44223519
                 20                            41631385
                 21                            39007526
                 22                            36355449

                 23                            33679008
                 24                            30982444
                 25                            28270423
                 26                            25548076
                 27                            22821047
                 28                            20095548
                 29                            17378406
                 30                          146771343

     (b) Purchase Subject to Mortgage and Debt. In the alternative, subject to the approval of lenders, Charterer may elect to purchase Owner's Rights in the Vessel subject to any mortgage lien on the Vessel, in consideration for which Charterer shall (i) assume the obligations with respect to any such mortgage lien on the Vessel, including the debt, and cause any person liable with respect thereto to be released from all liability thereunder, and (ii) pay to Owner an amount equal to the purchase price which would otherwise be payable pursuant to subparagraph (a) of this Clause 4, less the outstanding principal amount of the Debt and accrued and unpaid interest thereon from the last date through which Charter hire was paid under this Charter to the date of purchase. If Charterer shall purchase Owner's Rights in the Vessel pursuant to this subparagraph (b), Owner shall, on the Termination Date, convey good title to Charterer or its designee in and to Owner's Rights in the Vessel free of all charges, liens, security interests and encumbrances arising from acts of Owner taken without the consent of the Charterer, other than the assumed mortgage lien and those arising out of current operations of the Vessel in accordance with the provisions of this Charter. Charterer or its designee will accept such interest or title in and to Owner's Rights in the Vessel.

     5. Payment. On the Termination Date (a) Charterer shall pay and deliver to Owner the consideration specified by Charterer pursuant to Clause 4(a) or Clause 4(b) of this Appendix 4 for Charterer's purchase of Owner's Rights in the Vessel, together with all Charter hire, if any, and other sums then due and payable hereunder to but not including such Termination Date, and
(b) Owner shall deliver to Charterer or its designee a Bill of Sale in recordable form together with all other instruments necessary to convey and assign all of Owner's Rights in the Vessel with the quality of interest or title thereto specified in connection with such purchase in Clause 3 of this Appendix 4, and originals or copies of all applicable construction documents, repair records, applicable Certificates of the United States Coast Guard and classification societies, log books and such other records as may be reasonably requested by Charterer in connection with the purchase and operation of the Vessel.

    6.  Reservation Relating to Charter.  Upon purchase of the
Vessel, Charterer has agreed to accept Owner's Rights in the Vessel in accordance with the provisions of this Charter;

provided, however, that such acceptance does not relieve Owner of any of its obligations pursuant to this Charter and does not constitute a waiver by Charterer with respect to any breach thereof, nor does it foreclose the exercise by Charterer of any of Charterer's rights, powers or remedies with respect thereto.

     7. Termination. Unless terminated earlier in accordance with the provisions of this Charter or by operation of law, this Charter shall terminate upon the completion of Charterer's purchase, except with respect to obligations and liabilities of the parties, actual or contingent, which have arisen under this Charter on or prior to such date of purchase.

     8. Owner's Further Assurances and Assistance. Owner shall, at Charterer's expense, take such steps as Charterer may reasonably require to furnish further assurances of the transfer to Charterer of Owner's Rights in the Vessel and for the purpose of enforcing Charterer's rights as transferee and assignee of Owner's Rights in the Vessel.

     9. Transition Clause. (a) After delivery by Charterer of a Notice of Intention to Exercise Purchase Option and until delivery (the "Interim Operations Period"), the Vessel shall continue to be operated in accordance with the Charter.

     (b) During the Interim Operations Period, as permitted under the terms of the Charter, Charterer may on its own behalf and/or on behalf of its designee purchaser cause a qualified consultant to accompany the Vessel on her voyages in order to ensure that the Vessel is maintained in good condition and in American Bureau of Shipping ("ABS") Class as required under the Charter and to keep Charterers informed of the Vessel's condition. Charterer shall pay the expense of any such consultant.

     (c) Charterer may on its own behalf and/or on behalf of its designee purchaser place its representative at any drydock or overhaul events occurring within the Interim Operations Period. Upon request, Owner will promptly give to Charterer a copy of the requisition of work to be performed during the drydocking period. Upon request, Owner will provide Charterer with a copy of said requisition. Upon request, Owner will permit Charterer's representative to make a complete survey of the Vessel at the shipyard and in drydock. If Charterer makes such a survey, Charterer will promptly thereafter advise Owner of any additional work which needs to be performed in order to maintain class with ABS so that the Vessel will leave the drydock period with a clean American Bureau of Shipping certificate, confirming that the Vessel is in class, free of outstanding recommendations, and with confirmation that the Vessel is in compliance with this Charter, in particular Clauses 3 and 6 thereof. The cost of the aforementioned shipyard work to comply with class requirements will be paid for by Owner.

     (d) In the event Charterer requests any requisition for work items to be added for drydock or overhaul periods which are not necessary to maintain the Vessel's classification status, or to free the Vessel from outstanding recommendations, or return the Vessel to seaworthy condition, Owner agrees to use its best efforts to accommodate Charterer's request for such work to be completed at drydock. Any such work and resulting extra time, if any, for drydocking charges, shall be for Charterer's account.

     10. Place and Time of Delivery. The Vessel shall be delivered hereunder on the Termination Date, safely afloat, at a safe berth in a safe port, as directed by Charterer. Owner shall give 30/15 days approximate notice of the delivery date, followed by 10/5 days definite notice of Vessel's expected readiness, and shall keep Charterer advised of Vessel's itinerary. If Charterer requires delivery to a designee, whether or not related to Charterer, Owner's delivery obligation shall be performed and satisfied by duly conveying Owner's Rights in the Vessel to Charterer's designee.

     11. Drydocking. (a) Prior to delivery of the Vessel, the Charterer (or its designee) may cause the Vessel to be placed in drydock at the port of delivery for inspection by ABS representatives of the bottom and other underwater parts below the Summer Load Line. If the ABS representatives find the rudder, propeller, bottom or other underwater parts below the Summer Load Line to be broken or defective so as to affect the Vessel's clean certificate of class, such defects shall be made good at Owner's expense to ABS satisfaction without qualification.

     (b) While the Vessel is in drydock, and if requested by the Charterer (or its designee) or the ABS representative, the tail-end shaft shall be drawn. Should same be condemned or found defective so as to affect the Vessel's clean certificate of class, it shall be renewed or made good at Owner's expense to ABS satisfaction without qualification.

     (c) The expenses of drawing and replacing the tail-end shaft shall be borne by Owner. In all other cases the Charterer
(or its designee) shall pay the aforesaid expenses, dues and fees.

     (d) The expenses in connection with putting the Vessel in and taking her out of drydock, including drydocking dues and the ABS surveyor's fee, shall be paid by Owner if the rudder, propeller, bottom, other underwater parts below the Summer Load Line or the tail-end shaft be found broken, damaged or defective so as to affect the Vessel's clean certificate of class. In all other cases the Charterer (or its designee) shall pay the aforesaid expenses, dues and fees.

     (e) During the above-mentioned inspections by ABS, representatives of Charterer and/or its designee shall have the right to be present in the drydock, but without interfering with the ABS surveyors' decisions.

     (f) Promptly after delivery of the Vessel, the Charterer (or its designee) may have the manufacturer of the inclined lift conveyor system inspect the same and issue its report to Charterer, as designee and Owner stating whether the system is in operating condition adequate to meet the discharge rate warranty in the Charter, or, if not, what repairs are required to bring the system up to such operating condition. Any repairs and/or refurbishment, including repairs to the teflon panels in the cargo holds/hoppers, which are necessary to place the system in such operating condition, will be performed at Owner's expense. Owner's representative shall have the right to be present while such inspection is being made, but without interfering with the manufacturer's decisions.

     12. Condition On Delivery. Any other provision of this Charter to the contrary notwithstanding, if at the time scheduled for delivery, work remains to be done to maintain or bring the Vessel within ABS Class free of outstanding recommendations ("Remaining Work"), Charterer (or its designee) at its own option may (a) accept delivery of the Vessel as is, where is, under terms of this Appendix 4 and the Remaining Work will thereafter be done at Owner's expense or (b) reschedule the Termination Date and the delivery of the Vessel to take place after completion of the Remaining Work.

     13. Encumbrances. Providing Owner is able to deliver and pass title to the Vessel to Charterer, should any claims and/or liens which have been incurred prior to the time of delivery (but not before original delivery to Owner under MOA dated October 27,
1994) be asserted against the Vessel or interfere with the Vessel's operation, Charterer shall take delivery and title, provided, however, that Owner shall hold Charterer harmless from and indemnify Charterer against Charterers' payment of any such claims and/or liens against the Vessel, but in no event shall Owner be liable for Charterer's incidental or consequential damages or losses, howsoever arising, whether claimable in law, equity or otherwise, including, without limitation, any loss of profits.

     14. Revocable Notice. Charterer at any time for any reason shall have the unfettered right to withdraw its Notice of Intention to Exercise Purchase, provided, however, that Charterer shall give Owner as much notice of its intention to withdraw said Notice as is feasible and shall pay Owner the direct operational costs, if any, theretofore caused by or resulting from said Notice, subject to a cap of $50,000.

                                             NEW YORK, NEW YORK
                                             SEPTEMBER 22, 1995


                       ADDENDUM NUMBER ONE
 TO TIME CHARTER OF S/S ENERGY INDEPENDENCE BETWEEN INTERNATIONAL
SHIPHOLDING CORPORATION OR ITS GUARANTEED NOMINEE, AS OWNER, AND
NEW ENGLAND POWER COMPANY OR ITS NOMINEE, AS CHARTERER, DATED
OCTOBER 27, 1994

It is this day mutually agreed that this Charter is amended, as follows:-

CLAUSE 2.  "DELIVERY/REDELIVERY EVENTS"

Is DELETED and substituted for by the following Clause:-
   -------

"2.  "DELIVERY/REDELIVERY EVENTS"

Under the terms and conditions of the MEMORANDUM OF AGREEMENT
(MOA) dated October 27, 1994 between New England Power Company
(NEP), as Seller, and International Shipholding Corporation (ISC) and a Guaranteed Nominee of ISC to be named, as Buyers, Clause 6 thereof stipulates, in part, that "Buyers shall accept delivery of the Vessel as is, where is, free of registered encumbrances". Delivery under this Charter will take place simultaneously with delivery under the aforementioned MOA at the same time and same place. Thereupon the terms and condition of this Charter are in full force and effect. After the simultaneous delivery under the MOA and this Charter, the terms and conditions of both the aforementioned MOA and this Charter are applicable to the period and to the events that occur after said simultaneous delivery of the Vessel. Any time used after the initial delivery under this Charter for purposes of performing drydocking and shipyard work will be off-hire (but NEP remains responsible for reimbursement payments as per Clause 11 and hire payments, if any, as per Clause 9 (f) - "Dry Docking" of the MOA). If the drydocking and shipyard work occupy more than 65 days, Charter Year One must be extended so that at the initial commencement of on-hire it includes a minimum of 300 days as contemplated in Clause 1 of this Time Charter. Upon termination of the Charter including extensions, if any, the Vessel will be redelivered to the Owner at any port on the United States East Coast at Charterer's option, free of cargo. Charterer is to give the Owner 30 days prior notice of the place of redelivery.

"It is recognized by the parties that there will be re-occurring delivery and redelivery events during the period of this Charter.

All such events other than delivery and redelivery at the commencement and termination, respectively, of this Charter, shall be guided by Clause 46 herein."

APPENDIX 4 - Paragraph 4 (a) - DELETE "(period 1 commencing on May 1, 1995 and ending six months later, on November 1, 1995, and each succeeding period being each of the following semi-annual periods occurring thereafter)" and SUBSTITUTE "(period 1 commencing on the date on which the purchase actually occurs and ending six months later, and each succeeding period being each of the following semi-annual periods occurring thereafter)".

All other terms and conditions of this Charter remain unaltered and in full force and effect.

INTERNATIONAL SHIPHOLDING
CORPORATION ON ITS OWN BEHALF
AND ON BEHALF OF ITS
GUARANTEED NOMINEE                 NEW ENGLAND POWER COMPANY


          s/ Niels W. Johnsen                s/ Jeffrey D. Tranen
BY: _______________________        By: __________________________
    Name:  Niels W. Johnsen            Name:   Jeffrey D. Tranen
    Title: Chairman                    Title:  President

                                             NEW YORK, NEW YORK
                                             SEPTEMBER 22, 1995


                       ADDENDUM NUMBER TWO
 TO TIME CHARTER OF S/S ENERGY INDEPENDENCE BETWEEN INTERNATIONAL
SHIPHOLDING CORPORATION OR ITS GUARANTEED NOMINEE, AS OWNER, AND
NEW ENGLAND POWER COMPANY OR ITS NOMINEE, AS CHARTERER, DATED
OCTOBER 27, 1994

It is this day mutually agreed that from and as of the date hereof International Shipholding Corporation (ISC) and New England Power Company (NEP) amend the Charter to provide that all of the rights and obligations of the "Owner" under the Charter have been assigned, set over and delegated to, and assumed and accepted by Central Gulf Lines, Inc. (CGL) (a wholly-owned subsidiary of ISC) in its own right as disponent owner of the Vessel under the Bareboat Charter between Enterprise Ship Company, Inc. (Enterprise), as Owner, and CGL, as Bareboat Charterer, dated September 28, 1995 and not as ISC's Nominee.
All references in the Charter to "Owner" shall be deemed to be references to CGL as disponent owner.

All other terms and conditions of this Charter remain unaltered and in full force and effect.

INTERNATIONAL SHIPHOLDING          NEW ENGLAND POWER COMPANY
CORPORATION


          s/ Niels W. Johnsen                s/ Jeffrey D. Tranen
By: __________________________     By: _____________________
    Name:  Niels W. Johnsen            Name:  Jeffrey D. Tranen
    Title: Chairman                    Title: President




CENTRAL GULF LINES, INC.


          s/ Niels W. Johnsen
By: __________________________
    Name:  Niels W. Johnsen
    Title: Chairman